Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

DKL NEPTUNE RECYCLING, LLC,

DELEK LOGISTICS PARTNERS, LP,

GRAVITY WATER HOLDINGS LLC,

GRAVITY WATER INTERMEDIATE HOLDINGS LLC,

solely for purposes of Section 7.09,

GRAVITY OILFIELD SERVICES LLC

AND,

solely for purposes of Section 8.06,

GRAVITY OILFIELD SERVICES INC.

December 11, 2024

i

5.07	Financial Statements; Absence of Changes; No Undisclosed Liabilities	33
5.08	Taxes	34
5.09	Contracts	36
5.10	Real Property	38
5.11	Permits	39
5.12	Environmental Matters	40
5.13	Insurance	41
5.14	Brokers	41
5.15	Employee Matters	41
5.16	Intellectual Property; Information Technology	42
5.17	Related Party Transactions	43
5.18	Major Customers and Suppliers	43
5.19	SWDs; SWD Rights	43
5.20	Assets Necessary to the Company Group Business	44
5.21	Indebtedness	44
5.22	Bank Accounts	44
5.23	Specified Matters	44
5.24	Security Arrangements	45
5.25	Regulatory Status	45
5.26	Solvency	45
5.27	Books and Records	46
5.28	No Other Representations and Warranties	46

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES		46

6.01	Organization; Authority	46
6.02	No Conflicts; Consents and Approvals	47
6.03	Equity Interests	47
6.04	Legal Proceedings	48
6.05	Compliance with Laws and Orders	48
6.06	Anti-Corruption Compliance	48
6.07	DKL SEC Documents; Financial Statements; Absence of Changes; No Undisclosed Liabilities	49
6.08	Brokers	50
6.09	Listing Exchange	50
6.10	No Unitholder Approval	51

6.11	Form S-3	51
6.12	Investment Company Act	51
6.13	Investment Representation	51
6.14	Sufficiency of Funds	51
6.15	Current Tax Classification	51
6.16	No Other Representations and Warranties	51

ARTICLE VII PRE-CLOSING COVENANTS		52

7.01	Conduct of the Business of the Company Group	52
7.02	Pre-Closing Access to Books and Records	54
7.03	Exclusive Dealing	55
7.04	Efforts	55
7.05	Contact with Business Relations	55
7.06	Continuing Confidentiality	55
7.07	Consents	55
7.08	Access and Investigation	56
7.09	Employee Matters	56
7.10	R&W Policy	56
7.11	Acknowledgement by the Purchaser Parties	57
7.12	Antitrust Notification	58
7.13	NYSE Listing	59
7.14	Takeover Statutes	59
7.15	Affiliate Arrangements	59
7.16	Casualty Loss	59
7.17	Financial Statements	61
7.18	Transition Services Agreement	62
7.19	Excluded Items	62

ARTICLE VIII POST-CLOSING COVENANTS		62

8.01	Post-Closing Access to Books and Records	62
8.02	Director, Manager and Officer Liability and Indemnification	63
8.03	Further Assurances	64
8.04	Employees and Employee Benefits	65
8.05	Seller Marks	66
8.06	Non-Solicitation; Non-Competition	67
8.07	Insurance Matters	68
8.08	Post-Closing Financial Information	69

ARTICLE IX INDEMNIFICATION		69

9.01	Indemnification of the Indemnified Parties	69
9.02	Limitations	70
9.03	Indemnification Procedure for Third-Party Claims	71
9.04	Indemnification Procedure for Non-Third Party Claims	72
9.05	Survival of Indemnification Claims	72
9.06	Recovery	73
9.07	Release of Indemnity Escrow Funds	73
9.08	Tax Treatment	73
9.09	Subrogation	73

ARTICLE X TERMINATION; SPECIFIC PERFORMANCE		74

10.01	Termination	74
10.02	Effect of Termination	75
10.03	Deposit	75
10.04	Specific Performance	76

ARTICLE XI NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS		77

11.01	No Survival	77
11.02	Exclusive Remedy	78

ARTICLE XII TAX MATTERS		80

12.01	Tax Returns	80
12.02	Tax Cooperation	80
12.03	Transfer Taxes	80
12.04	Tax Attributes	81
12.05	Tax Treatment; Purchase Price Allocation	81

ARTICLE XIII MISCELLANEOUS		83

13.01	Press Releases and Communications	83
13.02	Expenses	83
13.03	Notices	83
13.04	Assignment	84
13.05	Severability	85
13.06	Construction	85
13.07	Amendment and Waiver	85
13.08	Complete Agreement	85

13.09	Third-Party Beneficiaries	86
13.10	Counterparts	86
13.11	GOVERNING LAW	86
13.12	Venue; WAIVER OF JURY TRIAL	87
13.13	Legal Representation	87
13.14	Non-Recourse Parties	88
13.15	Deliveries to the Purchaser Parties	88
13.16	Conflict Between Transaction Documents	88
13.17	Relationship of the Parties	88
13.18	Prevailing Party	89

Exhibit A Accounting Principles
Exhibit B Form of Assignment Agreement
Exhibit C Form of Registration Rights Agreement
Exhibit D Depiction of Systems
Exhibit E Purchase Price Allocation Methodology
Exhibit F Form of Transition Services Agreement

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SCHEDULES

Schedule 1.01-K	–	Knowledge
Schedule 1.01-PE	–	Permitted Encumbrances
Schedule 1.01-SL	–	Specified Liabilities
Schedule 1.01-WC	–	Working Capital
Schedule 2.03(d)	–	Payoff Debt
Schedule 3.01(e)	–	EBITDA
Schedule 5.03	–	Equity Interests
Schedule 5.04	–	Legal Proceedings
Schedule 5.07	–	Financial Statements; Absence of Changes; No Undisclosed Liabilities
Schedule 5.09(a)	–	Company Material Contracts
Schedule 5.10(a)	–	Owned Real Property
Schedule 5.10(b)	–	Real Property Leases
Schedule 5.13	–	Insurance
Schedule 5.15(e)	–	Seller Benefit Plans
Schedule 5.16	–	Intellectual Property; Information Technology
Schedule 5.17	–	Related Party Transactions
Schedule 5.18	–	Major Customers and Suppliers
Schedule 5.19	–	SWDs
Schedule 5.21	–	Indebtedness
Schedule 5.22	–	Bank Accounts
Schedule 5.23	–	Specified Matters
Schedule 5.24	–	Security Arrangements
Schedule 7.01	–	Conduct of the Business of the Company Group
Schedule 7.19	–	Excluded Items
Schedule 8.04	–	Retained Employee Benefits
Schedule 8.03	–	Further Assurances
Schedule 8.05	–	Seller Marks

EXHIBITS

Exhibit A	Accounting Principles

Exhibit B	Form of Assignment Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Depiction of Systems

Exhibit E	Purchase Price Allocation Methodology

Exhibit F	Form of Transition Services Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 11, 2024, is made by and among (i) DKL Neptune Recycling, LLC, a Delaware limited liability company (the “Purchaser”); (ii) Delek Logistics Partners, LP, a Delaware limited partnership (“DKL” and together with the Purchaser, the “Purchaser Parties”); (iii) Gravity Water Holdings LLC, a Delaware limited liability company (the “Seller”); (iv) Gravity Water Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), and (v) solely for purposes of Section 7.09, Gravity Oilfield Services LLC, a Delaware limited liability company (“GOS”), and, (vi) solely for purposes of Section 8.06, Gravity Oilfield Services Inc., a Delaware corporation (“GOSI”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of the Company (the “Membership Interests”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Membership Interests.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means the accounting methods, policies, principles, practices, procedures, classifications, judgments and estimation methodology set forth on Exhibit A.

“Action” means any suit, claim, demand, litigation, investigation, inquiry, arbitration, administrative hearing or other action or proceeding by or before any court or other Governmental Authority.

“Adjustment Escrow Account” is defined in Section 2.03(h).

“Adjustment Escrow Amount” means an amount equal to $3,000,000.00.

“Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Adjustment Escrow Account pursuant to the Escrow Agreement, including any interest accrued with respect to such cash.

“AICPA-Registered Firm” means a public accounting firm that is duly registered with the AICPA, in good standing, and that may audit (or perform interim review of) financial statements of entities, including those of the Company Group, in accordance with the public company audit or interim review standards promulgated by the AICPA, and meeting the independence requirements and other professional standards to be able to include such audited financial statements (inclusive of the auditor’s report) in DKL’s SEC filings associated with this transaction, including Registration Statements, or to provide consents necessary to incorporate by reference the related auditor’s reports into Registration Statements of DKL.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, that, except with respect to the definition of “Non-Recourse Party,” Section 4.04, Section 7.04, Section 7.05, Section 7.06, Section 7.09, Section 7.12, Section 7.16, Section 8.04(e), Section 8.05, Section 8.08, Article IX, Section 10.03, Section 11.01, Section 11.02, Section 12.02, Section 12.04, Section 12.05 and Section 13.14 and any disclaimers or releases/waivers hereunder in favor of (or to the benefit of) the Purchaser or its respective Affiliates (and, in each case, similar phrases), Delek US Holdings, Inc. and its Subsidiaries (excluding Delek Logistics GP, LLC, DKL and its Subsidiaries) shall not be deemed to be an Affiliate of the Purchaser or any of the Purchaser’s Subsidiaries; provided, further, that in the case of the Seller, the terms “Affiliate” or “Affiliates” shall not mean any investment fund or vehicle affiliated with or managed by Sponsor, or, in each case, any of their respective other portfolio companies, Subsidiaries, sponsors, or partners, except that for purposes of the definition of “Non-Recourse Parties” (and any indemnities hereunder in favor of the Seller or its Affiliates), Section 5.17, Section 7.04 and any disclaimers or releases/waivers hereunder in favor of (or to the benefit of) the Seller or its respective Affiliates (and, in each case, similar phrases) hereunder, the terms “Affiliate” or “Affiliates” shall include such Persons.

“Affiliate Arrangements” is defined in Section 5.17.

“Agreement” is defined in the Preamble.

“Allocation Objection” is defined in Section 12.05(b)(ii).

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assignment Agreement” means an assignment agreement in substantially the form of Exhibit B.

“Authorized Representative” is defined in Section 7.02.

“Bankruptcy Exception” is defined in Section 4.01.

“Base Cash Consideration” means $200,000,000; provided, that, in the event that the Closing occurs on or after January 1, 2025, the Base Cash Consideration shall be increased by $50,000, plus an additional $50,000 for each calendar month in 2025 ended prior to the Closing. For example, if the Closing occurs on January 31, 2025, the Base Cash Consideration would be increased by $50,000, and if the Closing occurs on March 3, 2025, the Base Cash Consideration would be increased by $150,000.

“Base Consideration” means $285,000,000.

“Books and Records” means all books and records, instruments, documents, files and databases, including administrative records, minute books, membership interest certificates and books, membership interest transfer ledgers, Contracts, Permits, policy and claim files, sales records, files and records relating to regulatory matters, files and records related to correspondence with tax and regulatory authorities with respect to Taxes, including Tax Returns (in each case, other than in respect of Tax matters of the Seller, including the Seller Consolidated Returns), underwriting records, records relating to customers, maps, surveys, reports, environmental studies, engineering documents, environmental assessments, wind data, solar data, interconnection data, accounting records and all other records, data and information (in whatever form maintained) in the possession or control of the Seller, the Non-Company Affiliates or the Company Group relating to the business of the Company Group, excluding, for the avoidance of doubt, the Excluded Records (other than clause (b) of the definition thereof).

“Branded Materials” is defined in Section 8.05(d).

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Houston, Texas are authorized or obligated by Law or executive order to close.

“Business Employee Census” is defined in Section 5.15(c).

“Business Employees” means the individuals employed by the Seller’s Affiliate who are listed in the Business Employee Census.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash and cash equivalents of the Company Group required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Cash will be calculated net of any issued but uncleared checks and drafts and will include outstanding security or similar deposits, checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“Chosen Courts” is defined in Section 13.12(a).

“Closing” is defined in Section 2.02.

“Closing Cash Amount” means (a) the Base Cash Consideration, minus (b) the amount of Indebtedness outstanding as of the Closing, minus (c) Working Capital Deficit (if any), plus (d) Working Capital Excess (if any), minus (e) all Transaction Expenses, minus (f) the Adjustment Escrow Amount, minus (g) the Indemnity Escrow Amount, plus (h) Cash as of the Closing, plus (i) the Pre-Closing Dividend Amount (if any). For the avoidance of doubt, no items included in the definitions of Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Amount hereunder.

“Closing Date” is defined in Section 2.02.

“Closing Statement” is defined in Section 2.04(a).

“Closing Unit Consideration” means 2,175,209 DKL Common Units; provided, that if, between the date of this Agreement and the Closing, the outstanding DKL Common Units shall have been changed into a different number of units or a different class of units by reason of any dividend, subdivision, reorganization, reclassification, recapitalization, split, reverse split, combination or exchange of units, or any similar event shall have occurred, then the Closing Unit Consideration shall be equitably adjusted to proportionally reflect such change.

“Closing Working Capital” means Working Capital as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Counsel” is defined in Section 13.13.

“Company Disclosure Schedules” means the disclosure schedule prepared by the Company and attached to this Agreement.

“Company Financial Statements” is defined in Section 5.07(a).

“Company Fundamental Representations” means the representations and warranties set forth in: Section 4.01 (Organization; Authority); Section 4.02(a) (No Conflicts; Consents and Approvals); Section 4.03 (Title to Equity Interests); Section 4.05 (Brokers); Section 5.01 (Organization); Section 5.02(a) (No Conflicts; Consents and Approvals); Section 5.03 (Equity Interests); Section 5.08(f)(i) (Current Tax Classification); Section 5.14 (Brokers); and Section 5.26 (Solvency).

“Company Group” means the Company and each of its direct and indirect Subsidiaries.

“Company Group Insureds” is defined in Section 8.07.

“Company Material Contracts” is defined in Section 5.09(a).

“Condemnation Value” has the meaning set forth in Section 7.16(a).

“Confidentiality Agreement” is defined in Section 7.06.

“Consolidated Group” means any affiliated, combined, consolidated, unitary, or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under non-U.S., state, or local law.

“Continuing Employee” is defined in Section 7.09.

“Contract” means any legally binding contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement or instrument.

“Controlled Group Liabilities” means any and all liabilities of the Company Group and any of their respective ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, or (c) under Section 412, 430, 431, 436 or 4971 of the Code.

“Court of Chancery” is defined in Section 13.12(a).

“Covered Period” is defined in Section 5.23.

“D&O Indemnified Party” is defined in Section 8.02(a).

“D&O Tail Policies” is defined in Section 8.02(a).

“Delaware Federal Court” is defined in Section 13.12(a).

“Deposit” is defined in Section 2.01(a).

“Disclosure Schedules” means the Company Disclosure Schedules and the Purchaser Disclosure Schedules.

“DKL” is defined in the Preamble.

“DKL Common Units” means common units representing limited partner interests in DKL.

“DKL Financial Statements” is defined in Section 6.07(b).

“DKL Preferred Units” means preferred units representing limited partner interests in DKL.

“DKL SEC Documents” is defined in Section 6.07(a).

“Draft Allocation” is defined in Section 12.05(b)(i).

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effect” means any change, event, effect or circumstance.

“Electronic Delivery” is defined in Section 13.10.

“Employee Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) and each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, health or welfare plan, fringe benefit plan or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding whether or not defined in Section 3(3) of ERISA.

“Environmental Claim” means any Proceeding, Order or loss arising out of or related to any violation of or liability under applicable Environmental Law.

“Environmental Laws” means all Laws pertaining to the prevention of pollution or protection of the environment and human health and safety (to the extent relating to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq. (to the extent related to exposure to Hazardous Materials); and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“Equity Interests” means (a) any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all ownership interests in a Person other than a corporation, including limited liability company interests, membership interests, partnership interests, joint venture interests and beneficial interests, (b) any other security containing equity features or profit participation features (including any stock-appreciation rights, stock-based performance units, “phantom” stock rights, profits interests or similar rights), (c) any warrants, options or other rights to, directly or indirectly, acquire any security described in clause (a) or (b), or (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any member of the Company Group or (ii) which together with any member of the Company Group is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association, or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Purchaser, the Seller and the Escrow Agent.

“Estimated Closing Cash Amount” is defined in Section 2.04(a).

“Event of Loss” means a fire, explosion, hurricane, tornado, flood, tsunami, storm surge, natural disaster or other act of God or comparable event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Items” is defined in Section 7.19.

“Excluded Records” means all files, records, information and data whether written or electronically stored, concerning (a) this Agreement, the sale process or the Transactions, (b) any Assets of the Seller other than the Assets of the Company Group, to the extent such files, records, information and data are not primarily related to the Purchased Assets, and (c) all personnel files and employee-related records of the Seller or its Affiliates other than the personnel files and employee-related records related to the Continuing Employees.

“Final Allocation” is defined in Section 12.05(b).

“Firm” is defined in Section 2.04(d).

“Fraud” means actual fraud by a party to this Agreement (a) in the case of the Seller and the Company, in the making of the representations and warranties set forth in Article IV and Article V of this Agreement (as modified by the Disclosure Schedules, as applicable), which involves a knowing and intentional material misrepresentation by the Seller and (b) in the case of the Purchaser Parties, in the making of the representations and warranties set forth in Article VI of this Agreement, which involves a knowing and intentional material misrepresentation by such Purchaser Party, in each case clause (a) and (b), with the intent of inducing any other party to enter into this Agreement, and upon which such other party has justifiably relied to its actual detriment. For the avoidance of doubt, “Fraud” shall not include any claim based on constructive knowledge, equitable fraud, promissory fraud, recklessness, negligent misrepresentation or a similar theory.

“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof, consistently applied; provided, that for financial information as of and for a period ending prior to the date hereof, GAAP shall be as in effect at such date or for such period.

“GOH” means Gravity Oilfield Holdings, LLC, a Delaware limited liability company.

“GOS” is defined in the Preamble.

“GOSI” is defined in the Preamble.

“Governmental Authority” means with respect to any Person any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any other foreign country, or any state, county, city or other political subdivision or similar governing entity to the extent applicable, and of competent jurisdiction with respect, to such Person.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, Tax authority, or public international organization, any political party or official thereof, and any candidate for political office.

“Hazardous Materials” means any material, substance or waste defined, classified or otherwise regulated under applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or words of similar meaning and regulatory effect, including petroleum product or byproduct, radioactive material, explosive material, lead, asbestos, polychlorinated biphenyls, and per- or polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improper Payment Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable Law concerning anti-bribery, anti-corruption, illegal payments, or gratuities, including the provisions of all anti-corruption and anti-bribery Laws of each jurisdiction in which the Company or any of its Subsidiaries operates or has operated or in which any Person acting on behalf thereof is conducting or has conducted business.

“Indebtedness” means, without duplication, as of any particular time, the amount of (a) all indebtedness for borrowed money of the Company Group (including any unpaid principal, premium, accrued and unpaid interest, related expenses, finance charges, prepayment penalties, commitment and other fees, penalties, reimbursements, indemnities and all other amounts payable in connection with such Indebtedness); (b) liabilities of the Company Group evidenced by bonds, debentures, notes, mortgages or other similar instruments or debt securities (and any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing); (c) any liabilities with respect to any drawn letters of credit, bankers’ acceptances, surety bonds or performance bonds, (d) the net settlement amount of any swap, collar, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies (which amount will reduce Indebtedness if in an asset position), (e) any capital lease obligations classified as a liability on a balance sheet prepared in accordance with the Accounting Principles, (f) all indebtedness for borrowed money of any Person which Company Group has guaranteed payment, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by a Company Group member (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property) and (h) any guaranty of the foregoing, in each case of clause (a) through (g), calculated in accordance with the Accounting Principles. “Indebtedness” shall not include (i) any amounts included in Transaction Expenses or Working Capital, (ii) any intercompany liabilities or obligations solely between or among members of the Company Group or (iii) any fees, payments or expenses incurred by the Purchaser or its Affiliates or at the direction of the Purchaser or any of its Affiliates in writing (including in connection with the Transactions or otherwise).

“Indemnified Parties” means the Person or Persons having the right to be indemnified pursuant to Article IX.

“Indemnifying Party” means the Party having an obligation to indemnify another Person or Person pursuant to Article IX.

“Indemnity Escrow Account” is defined in Section 2.03(i).

“Indemnity Escrow Amount” means an amount equal to $1,500,000.00.

“Indemnity Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement, including any interest accrued with respect to such cash.

“Insurance Policies” is defined in Section 5.13.

“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, corporate names, slogans, domain names, logos, trade dress and other identifiers of source and the goodwill appurtenant thereto, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing) (collectively, “Trademarks”); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, ideas, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intended Tax Treatment” is defined in Section 12.05(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems and (b) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Knowledge” means, (a) with respect to the Seller and the Company, the actual knowledge of the Persons set forth on Schedule 1.01-K of the Company Disclosure Schedules after reasonable inquiry to its direct reports and (b) with respect to the Purchaser Parties, the actual knowledge of the Persons set forth on Schedule 1.01-K of the Purchaser Disclosure Schedules after reasonable inquiry to its direct reports.

“Law” means any federal, state or local law (including common laws), rule, act, code, executive order awards, regulation, judgment, ordinances, order, injunction, determination, subpoena, writ, decree or other pronouncement having the effect of law of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy the real property leased by the any member of the Company Group as tenant, subtenant, together with all buildings and other structures, facilities or improvements located thereon.

“Liens” means any lien, mortgage, security interest, pledge, charge or other similar encumbrance, other than non-exclusive licenses of Intellectual Property Rights.

“Lookback Date” means the date that is 18 months prior to the date hereof.

“Major Customer” is defined in Section 5.18.

“Major Loss” has the meaning set forth in Section 7.16(b).

“Major Supplier” is defined in Section 5.18.

“Material Adverse Effect” means (a) any Effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole or (b) any Effect that would, or would reasonably be expected to, individually or in the aggregate, affect or delay the ability of the Seller or the Company to consummate the Transactions; provided, however, that none of the following, and no Effects arising out of or resulting from any of the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally, including (1) general changes in hydrocarbon or other commodity prices and (2) changes in condition or developments generally applicable to the oil and gas industry or oil and gas services industry in the United States of America; (ii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national, federal or state government as a whole; (iii) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (iv) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (v) changes in regulatory, legislative or political conditions, including any positions taken by the Railroad Commission of Texas, the North Dakota Industrial Commission or a similar Governmental Authority; (vi) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack whether or not specifically targeted at the Company Group or the industry in which it operates), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (vii) any Event of Loss, earthquakes, other seismic events, volcanic activity, weather conditions, epidemics, pandemics, or any changes or worsening with respect thereto and other force majeure events; (viii) changes or proposed changes in GAAP or other accounting standards or any applicable Laws (or the enforcement or interpretation of any of the foregoing); (ix) any Effect to the extent resulting from the announcement of this Agreement (including the identity of the Purchaser) or the pendency or completion of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person; (x) the compliance by any party hereto with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (xi) any action taken or refrained from being taken, in each case to which the Purchaser has expressly approved, consented to or requested in writing following the date of this Agreement; (xii) any failure, in and of itself, by the Company Group to meet (1) any estimates or expectations of the Company Group’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, however, that any cause of any such failure may be deemed to constitute a Material Adverse Effect and be taken into consideration when determining whether a Material Adverse Effect has occurred unless otherwise provided herein to the contrary); (xiii) any matter set forth on the Company Disclosure Schedules; (xiv) any Taking; or (xv) the availability or cost of equity, debt or other financing to the Purchaser; except in the cases of clauses (i) through (vi) and clause (viii) only to the extent that such Effect does not materially disproportionately impact the Company Group, taken as a whole, relative to other similarly situated industry participants.

“Membership Interests” is defined in the Recitals.

“Non-Company Affiliates” means GOSI, GOH and the controlled Affiliates of GOSI or GOH, other than any member of the Company Group. For the sake of clarity and without limitation, Non-Company Affiliates shall not include Sponsor or its other portfolio companies (as such term is commonly understood in the private equity industry).

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (and any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” is defined in Section 7.13.

“NYSE Listing Approval” is defined in Section 3.02(e).

“Objection Notice” is defined in Section 2.04(d).

“Order” means any writ, judgment, decree, injunction or order of any Governmental Authority.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, certificate of formation, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Other Indemnitors” is defined in Section 8.02(c).

“Outside Date” is defined in Section 10.01(c).

“Owned Real Property” means the real property owned in fee simple by any member of the Company Group wherever located, including any buildings, structures, and improvements located on any such real property, and all easements and other rights and interests appurtenant thereto.

“Payoff Debt” is defined in Section 2.03(e).

“Payoff Letters” is defined in Section 2.03(e).

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Authority.

“Permitted Encumbrances” means (i) Liens securing liabilities which are reflected or reserved against in the Company Financial Statements or DKL Financial Statements to the extent so reflected or reserved; (ii) Permitted Tax Liens; (iii) landlord’s, mechanic’s, materialmen’s, and other similar statutory Liens that do not secure indebtedness for borrowed money and arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested if reserves with respect thereto are maintained on the Company Group’s books in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements set forth on Schedule 1.01-PE; (v) Liens set forth on the Schedule 1.01-PE; (vi) easements, rights-of-way, restrictions, restrictive covenants, servitudes, encroachments, overlapping of improvements, permits, surface leases, licenses, appurtenances, and other similar restrictions or conditions affecting Real Property or personal property that: (x) are recorded in the applicable Governmental Authority recording office, (y) are disclosed on any title insurance policies, title commitments, title reports, opinions, abstracts or surveys made available to the Purchaser (whether or not the same are of record), or (z) individually or in the aggregate, do not materially impair the continued use and operation of the Real Property or other assets to which they relate in the conduct of the business of the Company Group as presently conducted (whether or not the same are of record); (vii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority that are not materially violated by the current use or occupancy of such real property affected thereby; (viii) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money; (ix) Liens and other interests expressly reserved or created in favor of any landlord or lessor pursuant to any Real Property Lease; (x) Liens that do not, individually or in the aggregate, impair in any material respect the continued use or operation of the Purchased Assets encumbered by such Liens; (xi) Liens that are discharged at or prior to the Closing without cost, expense or penalty to the Purchaser or any of its Affiliates (including after the Closing any member of the Company Group), and (xii) Liens securing obligations of less than $75,000, provided that the aggregate amount of obligations secured by Liens subject to “Permitted Encumbrances” under this subsection (xii) shall not exceed $1,000,000.

“Permitted Securities Liens” means Liens or restrictions on transfer: (i) arising under any applicable federal, provincial and state securities Laws, (ii) arising pursuant to, or as otherwise set forth in, the Organizational Documents of any member of the Company Group, as made available to the Purchaser prior to the date hereof, (iii) created or imposed by the Purchaser or its Affiliates at or after Closing, or (iv) that are fully released from the Membership Interests as of Closing without cost, expense or penalty to the Purchaser or any of its Affiliates (including any member of the Company Group).

“Permitted Tax Liens” means Liens for Taxes (a) not yet due and payable or (b) the amount or validity of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing Dividend” means, with respect to any DKL Common Unit, any cash dividend on such DKL Common Unit that is paid (or the record date with respect to which occurs) at any time on or after the date hereof and prior to the Closing.

“Pre-Closing Dividend Amount” means an amount equal to (x) the number of DKL Common Units constituting the Closing Unit Consideration as of the time any Pre-Closing Dividend is paid, multiplied by (y) the Pre-Closing Dividend.

“Pre-Closing Insurance Policies” is defined in Section 8.07.

“Pre-Closing Matters” is defined in Section 8.07.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date (or, in respect of a taxable period that begins on or before and ends after the Closing Date, the portion of such taxable period that ends on and includes the Closing Date).

“Preparing Party” is defined in Section 2.04(b).

“Private Placement Legend” is defined in Section 2.03(b).

“Privileged Materials” is defined in Section 13.13.

“Privileges” is defined in Section 13.13.

“Proceeding” means any lawsuit, action or other proceeding at law or in equity, in each case by or before any Governmental Authority.

“Post-Closing Statement” is defined in Section 2.04(b).

“Purchased Assets” means all of the Assets owned by the Company Group excluding the Excluded Records and Excluded Items.

“Purchaser” is defined in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 2.04(g)(i).

“Purchaser Disclosure Schedules” means the disclosure schedule prepared by the Purchaser and attached to this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in: Section 6.01 (Organization; Authority); Section 6.02(a) (No Conflicts; Consents and Approvals); Section 6.03 (Equity Interests); Section 6.08 (Brokers); and Section 6.15 (Current Tax Classification).

“Purchaser Indemnitees” means each of the Purchaser Parties, their Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, co-venturers, employees, agents, representatives, advisors, subsidiaries, successors and assigns of each of the Purchaser Parties or their Affiliates.

“Purchaser Material Adverse Effect” means (a) any Effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole or (b) any Effect that would, or would reasonably be expected to, individually or in the aggregate, affect or delay the ability of the Purchaser to consummate the Transactions; provided, however, that none of the following, and no Effects arising out of or resulting from any of the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Purchaser Material Adverse Effect or will be taken into account when determining whether a Purchaser Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally, including (1) general changes in hydrocarbon or other commodity prices and (2) changes in condition or developments generally applicable to the oil and gas industry or oil and gas services industry in the United States of America; (ii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence and by or involving any Governmental Authority affecting a national, federal or state government as a whole; (iii) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (iv) changes in conditions in the financial markets, credit markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (v) changes in regulatory, legislative or political conditions, including any positions taken by the Railroad Commission of Texas, the North Dakota Industrial Commission or a similar Governmental Authority; (vi) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism (including by means of cyber-attack whether or not specifically targeted at the Purchaser and its Subsidiaries or the industry in which it operates), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (vii) any Event of Loss, earthquakes, other seismic events, volcanic activity, weather conditions, epidemics, pandemics, or any changes or worsening with respect thereto and other force majeure events; (viii) changes or proposed changes in GAAP or other accounting standards or any applicable Laws (or the enforcement or interpretation of any of the foregoing); (ix) any Effect to the extent resulting from the announcement of this Agreement (including the identity of the Purchaser) or the pendency or completion of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Purchaser and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Authorities, or any other third Person; (x) the compliance by any party hereto with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (xi) any action taken or refrained from being taken, in each case to which the

Purchaser has expressly approved, consented to or requested in writing following the date of this Agreement; (xii) any failure, in and of itself, by the Purchaser and its Subsidiaries to meet (1) any estimates or expectations of the Purchaser’s and its Subsidiaries’ revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, however, that any cause of any such failure may be deemed to constitute a Purchaser Material Adverse Effect and be taken into consideration when determining whether a Purchaser Material Adverse Effect has occurred unless otherwise provided herein to the contrary); (xiii) any matter set forth on the Purchaser Disclosure Schedules; or (xiv) the availability or cost of equity, debt or other financing to the Purchaser; except in the cases of clauses (i) through (vi) and clause (viii) only to the extent that such Effect does not materially disproportionately impact the Purchaser relative to other similarly situated industry participants.

“Purchaser Parties” is defined in the Preamble.

“R&W Policy” means the buyer-side representations and warranties insurance policy to be issued by the R&W Provider.

“R&W Provider” means QBE Specialty Insurance Company and any issuers of excess policies related to the R&W Policy.

“Real Property” means the Owned Real Property and Leased Real Property, collectively.

“Real Property Lease” means, collectively, each lease, sublease, license and other Contract pursuant to which any member of the Company Group is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

“Registration Rights Agreement” means a registration rights agreement in substantially the form of Exhibit C.

“Registration Statement” means a filing with the SEC making required disclosures in connection with the registration of a security or a securities offering under federal securities laws.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, or disposing into the indoor or outdoor environment.

“Restoration Costs” has the meaning set forth in Section 7.16(a).

“Restricted Area” means the Permian Basin and Williston Basin.

“Restricted Business” means the provision of products or services that are substantially similar to those being provided in the business of the Company Group as currently conducted, including the business of providing gathering, disposal, recycling and related services with respect to Salt Water.

“Restricted Period” is defined in Section 8.06(a).

“Reviewing Party” is defined in Section 2.04(b).

“Salt Water” shall mean produced water, flowback water, salt water, waste water and other similar substances produced in connection with the exploration for and production of hydrocarbons, including such materials naturally contained in such water or substances inclusive of residual hydrocarbons.

“Schedule” means a schedule of the Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the Preamble.

“Seller Adjustment Amount” is defined in Section 2.04(g)(ii).

“Seller Benefit Plan” is defined in Section 5.15(e).

“Seller Consolidated Group” means any Consolidated Group of which each of (i) a Company Group member and (ii) the Seller or an Affiliate of the Seller (other than the Company Group members), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Indemnitees” shall mean Seller, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, coventurers, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Seller or its Affiliates.

“Seller Marks” means (i) any of the words “Gravity,” “Gravity Oilfield” and “Gravity Water” and (ii) all Trademarks set forth on Schedule 8.05 or otherwise owned by the Seller or any of its Affiliates, in each case, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, and combinations thereof, any Trademarks confusingly similar thereto, any other similar or related Trademark or logo, or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Specified Liabilities” means the matters set forth on Schedule 1.01-SL.

“Sponsor” means Clearlake Capital Group L.P.

“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“SWD Instruments” is defined in Section 5.19(c).

“SWD Rights” shall mean all rights held by any member of the Company Group to dispose of or inject Salt Water on or under any lands or properties whether pursuant to a lease, easement, surface agreement or other contractual or real property rights or derived from the fee ownership of lands or properties.

“SWDs” shall mean the Salt Water disposal and/or injection wells owned and operated by any member of the Company Group.

“Systems” means the Salt Water disposal and/or injection systems owned and operated by any member of the Company Group, including all pipelines, meters and SWDs comprising such systems, as generally depicted on Exhibit D.

“Taking” has the meaning set forth in Section 7.16.

“Target Working Capital” means $7,900,000.00.

“Tax” means (a) any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority and in the nature of a tax, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, or estimated, including all interest, penalties, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and (b) any liabilities in respect of any item described in clause (a) by reason of being a member of a Consolidated Group, transferee or successor liability, assumption, Contract or other agreement or arrangement, operation of Law or otherwise.

“Tax Proceeding” is defined in Section 12.02.

“Tax Return” means any return, declaration, claim for refund, report, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” is defined in Section 9.03(a).

“Trademarks” is defined in the definition of “Intellectual Property Rights”.

“Transaction Documents” means this Agreement and all other documents, agreements, certificates or instruments executed or delivered pursuant to or in connection with this Agreement or the Transactions.

“Transaction Expenses” means, without duplication of any amounts included in Indebtedness or as a current liability in the Closing Working Capital, to the extent not paid prior to the Closing, (a) the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by any member of the Company Group prior to the Closing in connection with this Agreement and the Transactions, (b) the premium for the D&O Tail Policies and (c) to the extent incurred in compliance with the terms of this Agreement, any transaction or similar bonuses payable by any member of the Company Group to Business Employees at or in connection with the Closing arising solely from or otherwise triggered solely by the closing of the Transactions (excluding any consideration payable to any employee due to actions or decisions made by the Purchaser or any of its Affiliates at or after the Closing).

“Transaction Tax Deductions” means, regardless of when deductible, any tax deduction attributable to (i) the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but for the fact such amounts were paid prior to the Closing), (ii) any costs, expenses or other liabilities included in the calculation of Closing Working Capital or Indebtedness, including the payment or retirement of any such amounts, (iii) any unamortized financing costs of the Company Group, and (iv) any other costs or expenses incurred by the Company Group in connection with the Transactions.

“Transactions” means each transaction contemplated by this Agreement or any other Transaction Document.

“Transfer Agent” means Equiniti Trust Company LLC.

“Transfer Taxes” is defined in Section 12.03.

“Transition Services Agreement” means that certain Transition Services Agreement, by and between the Seller and the Purchaser, in substantially the form attached hereto as Exhibit F.

“V&E LLP” is defined in Section 13.09.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital” means (i) only those specific line items designated as “current assets” on Schedule 1.01-WC, minus (ii) only those specific line items designated as “current liabilities” on Schedule 1.01-WC, in each case, for the Company Group on a consolidated basis, which line items shall be calculated in accordance with the Accounting Principles and subject to the specific adjustments set forth on Schedule 1.01-WC. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses, deferred Tax assets and deferred Tax liabilities. Schedule 1.01-WC sets forth the calculation of Target Working Capital, any specific adjustments thereto for purposes of calculating Working Capital, and an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), as of June 30, 2024. Such illustrative calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.

“Working Capital Deficit” means the amount the Target Working Capital exceeds the Closing Working Capital, if any.

“Working Capital Excess” means the amount the Closing Working Capital exceeds to the Target Working Capital, if any.

1.02 Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including,” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”. The phrases “ordinary course of business” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form. The word “or” is not exclusive. The phrase “to the extent” means the degree by which, and not “if.” References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified. References herein to any gender shall include each other gender. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The terms “Dollars” or “$” mean Dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States Dollars.

ARTICLE II

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.01 Purchase and Sale of the Membership Interests.

(a) Within one (1) Business Day of the date hereof, the Purchaser shall deliver to the Escrow Agent a cash deposit equal to $22,800,000 (the “Deposit”) by wire transfer of immediately available funds to an interest-bearing escrow account designated in writing by the Escrow Agent. The Deposit shall bear interest and shall be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Deposit is nonrefundable, except as otherwise expressly set forth in Section 10.02. In the event the Closing occurs, the Deposit, together with any interest accrued thereon, will be credited toward the payment of the Estimated Closing Cash Amount.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Membership Interests, free and clear of all Liens (other than Permitted Securities Liens).

2.02 The Closing. The closing of the Transactions (the “Closing”) shall take place remotely via the exchange of documents and signature pages at 8:00 a.m. prevailing Central Time (a) if all of the conditions to Closing set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) have been satisfied by January 2, 2025, on January 2, 2025, (b) if all of the conditions to Closing set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) have not been satisfied by January 2, 2025, on the fifth (5th) Business Day following satisfaction or due waiver of all of the conditions to Closing set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or (c) on such other date as is mutually agreed to in writing by the Purchaser and the Seller. The date and time of the Closing are referred to herein as the “Closing Date”.

2.03 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a) the Purchaser shall pay, or cause to be paid, to the Seller an amount equal to the Estimated Closing Cash Amount, less the Deposit, together with any interest accrued thereon, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller;

(b) DKL shall cause to be issued to the Seller or its designee(s) in book entry form the Closing Unit Consideration, all of which DKL Common Units shall contain or be subject to the legend set forth below (the “Private Placement Legend”) on the books and records of the Transfer Agent:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER SUCH LAWS. SUCH EXEMPTIONS IMPOSE SUBSTANTIAL RESTRICTIONS ON THE SUBSEQUENT TRANSFER OF SECURITIES SUCH THAT THE HOLDER HEREOF MAY NOT SUBSEQUENTLY RESELL THIS SECURITY UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(c) DKL shall deliver to the Seller or its designee(s) documentation evidencing the issuance of the Closing Unit Consideration to the book-entry account of the Seller;

(d) the Purchaser shall repay, or cause to be repaid, on behalf of the Company Group, all amounts set forth in the Payoff Letters by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the applicable Payoff Letters;

(e) the Seller and the Company shall cause to be delivered to the Purchaser one or more customary payoff letters, in each case, duly executed, with respect to all Indebtedness set forth on Schedule 2.03(d) (the “Payoff Debt”) and shall be in a form reasonably satisfactory to the Purchaser acting in good faith, including that upon payment of the amount specified in such payoff letter: (A) all commitments thereunder are terminated, (B) all outstanding obligations of the Company Group arising under or related to the applicable Payoff Debt are repaid, discharged and extinguished in full; (C) all Liens and security interests in connection therewith and/or related thereto shall be released; (D) the payee shall (i) take all actions reasonably requested by the Company to evidence and record such discharge and release as promptly as practicable and (ii) shall authorize the Company to file the releases and terminations attached thereto; and (E) the payee shall return to the Company all instruments evidencing the applicable Payoff Debt (including all notes) and all collateral securing the applicable Payoff Debt (each such payoff letter, a “Payoff Letter,” and collectively, the “Payoff Letters”);

(f) the Seller shall deliver to the Purchaser evidence, effective as of the Closing, that (i) all UCC filings in favor of secured parties in connection with any Indebtedness and (ii) all Liens (other than Permitted Encumbrances) in favor of such secured parties in respect of the Purchased Assets have been (or immediately upon consummation of the Closing will be) terminated and released;

(g) the Seller shall deliver to the Purchaser short form certificates dated within ten (10) days of the Closing Date as to the good standing of each member of the Company Group issued by the Secretary of State of the State of Delaware;

(h) the Purchaser shall deliver the Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(i) the Purchaser shall deliver the Indemnity Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnity Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(j) the Purchaser shall pay, on behalf of the Company Group, all Transaction Expenses set forth on the Closing Statement to each Person who is owed a portion thereof;

(k) the Seller shall deliver to the Purchaser evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of each member of the Company Group appointed or designated to such positions by the Seller;

(l) the Seller and the Purchaser shall deliver duly executed counterparts to the Assignment Agreement;

(m) the Seller or its designee(s) and DKL shall deliver duly executed counterparts to the Registration Rights Agreement;

(n) the Seller and the Purchaser shall deliver duly executed counterparts to the Transition Services Agreement;

(o) the Seller shall deliver to the Purchaser a duly completed IRS Form W-9 in respect of the Seller (or, if the Seller is treated as an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes, the Person that is treated as its regarded owner for such purposes);

(p) the Seller and the Purchaser shall deliver duly executed counterparts to the joint instructions to the Escrow Agent, in a form as reasonably agreed upon by the parties, instructing the Escrow Agent to deliver the Deposit, together with any interest accrued thereon, to Seller;

(q) the Seller shall deliver to the Purchaser evidence that all Affiliate Arrangements, other than the Affiliate Arrangements that are being assigned, conveyed and transferred to the Seller or its Non-Company Affiliate as Excluded Items pursuant to Section 7.19, have been terminated as of Closing;

(r) the Seller shall deliver to the Purchaser evidence of a Bill of Sale, duly executed by Seller or its applicable Non-Company Affiliate and the Company, pursuant to which the Seller or its applicable Non-Company Affiliate shall have sold, granted, assigned, conveyed and transferred unto the Company the Assets set forth on Schedule 8.03 prior to the Closing;

(s) the Seller shall deliver to the Purchaser evidence that the Excluded Items have been assigned, conveyed and transferred to the Seller or its Non-Company Affiliate and evidence that such assignee has assumed all obligations and liabilities associated with such Excluded Items, regardless of whether such obligations or liabilities arose prior to, at or after the Closing Date; and

(t) the parties hereto shall make such other deliveries as are required by Article III.

2.04 Closing Cash Amount Determination.

(a) At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a statement, duly executed by an authorized officer of the Company, setting forth the Company’s good faith estimate of the Closing Cash Amount (the “Estimated Closing Cash Amount”), including each of the components thereof (such statement, the “Closing Statement”). Following delivery of the Company’s calculation of the Estimated Closing Cash Amount, to the extent reasonably requested by the Purchaser, the Company shall make available to the Purchaser supporting documentation used in preparing the Estimated Closing Cash Amount and the Seller shall permit the Purchaser and its representatives to have reasonable access to the Books and Records pertaining to or used in connection with the preparation of the Closing Statement and the Seller’s calculation of the Estimated Closing Cash Amount. If the Purchaser indicates in writing to the Company at least two (2) Business Days prior to the Closing that it does not agree with the Company’s good faith estimates set forth in the Closing Statement or the Estimated Closing Cash Amount resulting therefrom, then the Purchaser and the Company shall use commercially reasonable efforts to mutually reconcile such dispute and if any adjustments are made thereto, then the adjusted calculation of the amounts set forth in the Closing Statement and the Estimated Closing Cash Amount resulting therefrom, as so mutually reconciled, shall be used for purposes of determining the Estimated Closing Cash Amount; provided, however, that if the Purchaser and the Company cannot agree on the estimates set forth in the Closing Statement or the Estimated Closing Cash Amount resulting therefrom on or prior to the Closing, then the Company’s good faith estimates set forth in the Closing Statement and the Estimated Closing Cash Amount resulting therefrom shall be used for purposes of determining the Estimated Closing Cash Amount, absent manifest error.

(b) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Post-Closing Statement”) setting forth the Purchaser’s good faith calculation and determination of the Closing Cash Amount, including each of the components thereof and reasonable supporting documentation, schedules, and calculations underlying the Post-Closing Statement along with a reconciliation of the Closing Cash Amount to the Estimated Closing Cash Amount. If the Purchaser does not deliver the Post-Closing Statement to the Seller within ninety (90) days after the Closing Date, then the Seller may, at its discretion, (i) prepare and deliver the Post-Closing Statement to the Purchaser within thirty (30) days following the expiration of the initial 90-day period or (ii) deem the Estimated Closing Cash Amount to be the Post-Closing Statement and the Closing Cash Amount, in each case, and the Seller shall retain all other rights set forth in this Section 2.04. The party that delivers the Post-Closing Statement pursuant to this Section 2.04(b) shall be referred to as the “Preparing Party” and the party that receives the Post-Closing Statement from the Preparing Party shall be referred to as the “Reviewing Party”.

(c) The post-Closing purchase price true-up as set forth in this Section 2.04 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those described in the definitions of the components of the Closing Cash Amount set forth herein.

(d) Following the Closing, to the extent the Purchaser is the Preparing Party, the Purchaser and its Subsidiaries (including the Company Group) shall permit the Seller and its representatives to have reasonable access to the Books and Records pertaining to or used in connection with the preparation of the Post-Closing Statement and the Purchaser’s calculation of the Closing Cash Amount. Following the Closing, to the extent the Seller is the Preparing Party, the Seller shall permit the Purchaser and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Post-Closing Statement and the Seller’s calculation of the Closing Cash Amount, to the extent such books, records and documents are not already in the possession of the Purchaser. If the Reviewing Party disagrees with any part of the Preparing Party’s calculation of the Closing Cash Amount as set forth on the Post-Closing Statement, the Reviewing Party shall, within thirty (30) days after the Reviewing Party’s receipt of the Post-Closing Statement, notify the Preparing Party in writing of such disagreement (an “Objection Notice”). Any items not objected to by the Reviewing Party within such thirty (30) day period shall be final, conclusive and binding on the parties. If an Objection

Notice is delivered to the Preparing Party within such 30 day period, then the Purchaser and the Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Amount. The Purchaser and the Seller each acknowledge and agree that all discussions related to the Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that the Purchaser and the Seller are unable to resolve all such disagreements within thirty (30) days after the Preparing Party’s receipt of such Objection Notice or such longer period as the Purchaser and the Seller may mutually agree in writing, the Purchaser and the Seller shall submit such remaining disagreements to KPMG, or, if such firm refuses or is otherwise unable to act in such capacity, a nationally-recognized valuation or consulting firm as is reasonably acceptable to the Purchaser and the Seller (the “Firm”); provided, that, if the Purchaser and the Seller cannot mutually agree on a Firm within fifteen (15) Business Days, the Firm shall be appointed by the American Arbitration Association.

(e) The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Amount, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The Purchaser and the Seller shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Amount, including each of the components thereof, as soon as practicable. The Firm shall consider only those items and amounts in the Purchaser’s and the Seller’s respective calculations of the Closing Cash Amount, including each of the components thereof. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Purchaser and the Seller shall instruct the Firm to, and the Firm shall, make its determination based solely on written presentations submitted by the Purchaser and the Seller which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Cash Amount, including each of the components thereof, shall become final and binding on the parties hereto on the date the Firm delivers its final resolution in writing to the Purchaser and the Seller (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such determination shall not be subject to appeal or further review.

(f) The fees, costs and expenses of the Firm shall be allocated to be paid by the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Firm. For example, if the Seller claims that the Closing Cash Amount is $1,000 greater than the amount determined by the Purchaser, the Purchaser contests only $500 of the amount claimed by the Seller, and the Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300 / 500) to the Purchaser and 40% (i.e., 200 / 500) to the Seller.

(g) Within five (5) Business Days after the Closing Cash Amount, including each of the components thereof, is finally determined pursuant to this Section 2.04:

(i) if the Closing Cash Amount as finally determined pursuant to this Section 2.04 is less than the Estimated Closing Cash Amount (the total amount of any such deficiency, the “Purchaser Adjustment Amount”), then (A) the Purchaser and the Seller shall jointly instruct the Escrow Agent to: (I) pay to the Purchaser from the Adjustment Escrow Funds an amount (the “Purchaser Adjustment Amount”) equal to the lesser of (1) the Purchaser Adjustment Amount and (2) the Adjustment Escrow Funds, and (II) to the extent the Purchaser Adjustment Amount is less than the Adjustment Escrow Funds, pay to the Seller an amount equal to the amount (if any) by which the amount of the Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount, and (B) to the extent the Purchaser Adjustment Amount exceeds the amount of the Adjustment Escrow Funds, Seller shall pay or cause to be paid to Purchaser an amount equal to the difference in (1) the Purchaser Adjustment Amount and (2) the Adjustment Escrow Funds; and

(ii) if the Closing Cash Amount as finally determined pursuant to this Section 2.04 is equal to or greater than the Estimated Closing Cash Amount (the total amount of any such excess, the “Seller Adjustment Amount”), then (A) the Purchaser and the Company Group shall pay or cause to be paid to Seller an amount equal to the Seller Adjustment Amount, if any, and (B) the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Seller an amount equal to the Adjustment Escrow Funds.

(h) All payments to be made pursuant to Section 2.04(g) shall (x) be treated by all parties for applicable U.S. federal, state and local tax purposes as adjustments to the total consideration paid for the Membership Interests to the extent permitted by applicable Law, (y) in respect of payments to be made to the Seller, be made by wire transfer of immediately available funds to the account(s) designated in writing by the Seller, and (z) in respect of payments to be made to the Purchaser, be made by wire transfer of immediately available funds to the account(s) designated in writing by the Purchaser. The payments described in Section 2.04(g)(i) shall be the Purchaser’s sole and exclusive remedy for any and all claims against the Seller and the Company arising under this Agreement with respect to this Section 2.04, and the payment of such amount shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to this Section 2.04.

2.05 Withholding. In the event a party to this Agreement is required by applicable Law to withhold or deduct an amount for or on account of any Tax from any amount payable or otherwise deliverable pursuant to this Agreement, such party shall be entitled to deduct and withhold such amount; provided, however, that such withholding party shall use commercially reasonable efforts to give prior written notice of such determination promptly after such determination to the party from whom such amount is being withheld or deducted and shall reasonably cooperate with such party to minimize such withholding or deduction, including the preparation of appropriate documents to establish a reduction or exemption from withholding or deduction; provided, further, that the Purchaser anticipates that no amounts shall be required to be withheld from a payment to the Seller under U.S. federal (and applicable state or local) income tax law to the extent the Purchaser receives a duly completed IRS Form W-9 in respect of the Seller (or, if the Seller is treated as an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes, the Person that is treated as its regarded owner for such purposes). To the extent amounts are properly deducted or withheld and remitted to the appropriate Governmental Authority pursuant to this Section 2.05, such amounts shall be treated for all purposes under this Agreement as having been paid to the party to whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a) (i) the representations and warranties set forth in Article IV and Article V of this Agreement other than the Company Fundamental Representations and Section 5.07(b) (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing as though made as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct has not had a Material Adverse Effect, (ii) each of the Company Fundamental Representations shall be true and correct in all respects as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis damages to the Purchaser Parties and (iii) Section 5.07(b) shall be true and correct in all respects as of the Closing;

(b) the Company and the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c) the Company and the Seller shall have delivered to the Purchaser a certificate signed by an officer of the Company or the Seller, as applicable, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a) and 3.01(b) have been satisfied;

(d) the Seller shall have delivered, or be ready, willing and able to deliver, all agreements instruments and documents required to be delivered by Seller or the Company pursuant to Section 2.03; and

(e) the Seller shall have delivered to the Purchaser the unaudited income statement of the Company Group for the nine (9) months ended September 30, 2024 (the “Q3 2024 Financial Statements”) and the Q3 2024 Financial Statements shall evidence an asset level EBITDA of no less than $41,000,000, which shall be calculated in accordance with the Accounting Principles and include only the specific line items set forth on Schedule 3.01(e).

3.02 Conditions to the Company’s and Seller’s Obligations. The obligations of the Company and the Seller to consummate the Transactions are subject to the satisfaction of the following conditions immediately prior to the Closing:

(a) (i) the representations and warranties set forth in Article VI of this Agreement other than the Purchaser Fundamental Representations and Section 6.07(e)(ii) (without giving effect to any limitations as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) shall be true and correct as of the Closing as though made as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct has not had a Purchaser Material Adverse Effect, (ii) each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis damages to the Seller and (iii) Section 6.07(e)(ii) shall be true and correct in all respects as of the Closing;

(b) the Purchaser Parties shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c) the Purchaser Parties shall have delivered to the Seller a certificate signed by an officer of the Purchaser or DKL, as applicable, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;

(d) the Purchaser Parties shall have delivered, or be ready, willing and able to deliver, all agreements instruments and documents required to be delivered by the Purchaser Parties, pursuant to Section 2.03; and

(e) the DKL Common Units to be issued as Closing Unit Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance (the “NYSE Listing Approval”).

3.03 Conditions to All Parties’ Obligations. The obligation of the Company, the Seller and the Purchaser to consummate the Transactions is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a) the approvals and waiting periods under the HSR Act that are required for the consummation of the Transactions shall have been received and remain in effect (in the case of approvals) or expired, waived or been terminated (in the case of waiting periods); and

(b) no injunction, order, judgment, decision, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Authority after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article IV are true and correct as of the date hereof and of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), except as set forth in the portion of the Company Disclosure Schedules corresponding to the specific representation or warranty below.

4.01 Organization; Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party, and the performance by the Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement and the other Transaction documents to which the Seller is a party have been duly and validly executed and delivered by the Seller and, assuming the due and valid execution and delivery of this Agreement by the Purchaser and the Company, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles (the “Bankruptcy Exception”).

4.02 No Conflicts; Consents and Approvals. The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party and the performance by the Seller of its obligations under this Agreement and the other Transaction Documents to which the Seller is a party do not:

(a) violate, conflict with or result in a breach of the Organizational Documents of the Seller;

(b) violate, conflict with or result in a default under any Contract to which the Seller is a party or result in the acceleration or create in any Person the right to accelerate, terminate, modify or cancel any such Contract, except for any such violation or default which has not had a material adverse effect on the Seller’s ability to consummate the Transactions;

(c) (i) violate, conflict with or result in a breach of any Law or Order applicable to the Seller, except for such violations or breaches that have not had a material adverse effect on the Seller’s ability to consummate the Transactions or (ii) other than under the HSR Act, require any consent or approval of any Governmental Authority under any Law or Order applicable to the Seller, other than any such consent or approval which, if not made or obtained, has not had a material adverse effect on the Seller’s ability to consummate the Transactions; or

(d) result in the imposition or creation of any Lien (other than Permitted Securities Liens) on the Membership Interests.

4.03 Title to Equity Interests. The Seller is the owner of all of the Membership Interests, free and clear of all Liens and restrictions on transfer other than Permitted Securities Liens. The Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) obligating (or would reasonably be expected to obligate) the Seller to sell, transfer or otherwise dispose of any of the Membership Interests or (b) any voting trust, proxy, or other Contract with respect to the voting of the Membership Interests.

4.04 Legal Proceedings. There is no Proceeding or Order (filed by any Person other than the Purchaser Parties or any of their Affiliates) pending or threatened in writing or, to the Seller’s Knowledge, orally against the Seller or its Affiliates before or by any Governmental Authority, relating to Seller’s ownership of the Company or which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal the Transactions.

4.05 Brokers. Other than the fee payable to Piper Sandler & Co., which will be paid at Closing, the Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Purchaser could become liable or obligated at or after the Closing.

4.06 Investment Representation. The Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Seller is receiving the DKL Common Units issued hereunder for its own account with the present intention of holding such DKL Common Units for investment purposes and not with a view to, or for sale in connection with, any distribution in violation of applicable securities laws. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the DKL Common Units issuable hereunder. The Seller acknowledges that it is informed as to the risks of the Transactions and of ownership of the DKL Common Units acquired hereunder. In accepting the DKL Common Units issuable hereunder, in addition to relying on the representations and warranties of the Purchaser Parties set forth in Article VI and the certificates to be delivered by the Purchaser Parties pursuant to Section 3.02(c), the Seller has made its own independent decision that an investment in such DKL Common Units is suitable and appropriate for the Seller.

4.07 Restrictions on Transfer or Sale of Securities.

(a) The Seller understands that the DKL Common Units issuable hereunder have not been registered under the Securities Act or any state securities laws and that none of the DKL Common Units may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable securities laws. The Seller understands that the Purchaser is relying upon the representations and covenants in this Agreement for the purposes of determining whether this transaction meets the requirements for an exemption from registration in compliance with applicable securities laws.

(b) The Seller understands that the DKL Common Units issuable hereunder will constitute “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that the Seller may dispose of any such DKL Common Units only in compliance with applicable securities laws.

4.08 No Review. The Seller understands that no federal or state agency has passed upon the merits of an investment in the DKL Common Units issuable hereunder or made any finding or determination concerning the fairness or advisability of such an investment.

4.09 Solvency. The Seller has not filed any voluntary petition in bankruptcy, or been adjudicated as bankrupt or insolvent, or filed any petition or answer, or been the subject of a petition or notice, seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. To the Knowledge of the Seller, no court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against the Seller seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for the Seller or of all or any substantial part of its properties. The Seller does not have any written plan of, and, as of the date hereof, has not received any written notice that any other Person has any written plan of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. The Seller is, and immediately prior to the Closing Date will be, solvent.

4.10 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND THE CERTIFICATE TO BE DELIVERED BY THE SELLER PURSUANT TO SECTION 3.01(c) (IN EACH CASE, AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE SELLER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER, THE MEMBERSHIP INTERESTS OR THE TRANSACTIONS, AND THE SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

The Seller and the Company hereby represent and warrant to the Purchaser that the statements in this Article V are true and correct as of the date hereof and of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), except as set forth in the portion of the Company Disclosure Schedules corresponding to the specific representation or warranty below.

5.01 Organization.

(a) Each member of the Company Group is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite limited liability company power and authority to conduct the business of the Company Group member as it is now being conducted. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed has not had a Material Adverse Effect.

(b) The Purchaser has been provided with true, correct and complete copies of the Organizational Documents of each member of the Company Group.

5.02 No Conflicts; Consents and Approvals. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which the Company is a party do not:

(a) violate, conflict with or result in a breach of the Organizational Documents of any member of the Company Group;

(b) violate, conflict with or result in a default under any Company Material Contract or create in any Person the right to accelerate, terminate, modify or cancel any such Company Material Contract, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole;

(c) (1) violate, conflict with or result in a breach of any Law or Order applicable to any member of the Company Group, except for any violation or breach which has not had a Material Adverse Effect, or (2) other than under the HSR Act, require any consent or approval of any Governmental Authority under any Law or Order applicable to any member of the Company Group, other than any such consent or approval which, if not made or obtained, has not had a Material Adverse Effect; or

(d) result in the imposition or creation of any Lien (other than Permitted Securities Liens) on the Membership Interests.

5.03 Equity Interests.

(a) Schedule 5.03 sets forth as of the date hereof all of the issued and outstanding Equity Interests of the Company Group. Schedule 5.03 sets forth, with respect to each member of the Company Group, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Interests issued by each member of the Company Group and the holder(s) thereof. As of the Closing, the Membership Interests will be owned beneficially and of record by the Seller. No member of the Company Group has any Subsidiaries or owns any Equity Interests in any other Person other than its direct and indirect ownership in the members of the Company Group. The Membership Interests constitute all of the Equity Interests of the Company.

(b) All of the outstanding Equity Interests of each member of the Company Group have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into Equity Interests of any member of the Company Group, or contracts, commitments, understandings or arrangements, by which any member of the Company Group is or may become bound to issue additional Equity Interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into any Equity Interests.

(c) There are no securities or rights of any member of the Company Group, or contracts, commitments, understandings or arrangements by which any member of the Company Group is bound, obligating any member of the Company Group to redeem or otherwise acquire any Equity Interests of any member of the Company Group. The members of the Company Group do not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Equity Interests having the right to vote) with the equity holder of any member of the Company Group on any matter. There are no voting trusts or other agreements or understandings to which any member of the Company Group is a party with respect to the voting of its Equity Interests.

(d) The Company does not have any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by Seller or any member of the Company Group.

5.04 Legal Proceedings. Except as set forth on Schedule 5.04, as of the date hereof, there is no material Proceeding or material, unsatisfied Order pending against any member of the Company Group or to which the Purchased Assets are subject or, to the Knowledge of the Company, threatened against any member of the Company Group before or by any Governmental Authority.

5.05 Compliance with Laws and Orders. As of the date hereof, each member of the Company Group is in compliance in all material respects with all Laws and Orders applicable to it, and during the past five (5) years no member of the Company Group has received any written notice of any Proceeding against it alleging any material failure to comply with any applicable Law which has not been fully and finally resolved.

5.06 Anti-Corruption Compliance. During the past five (5) years, no member of the Company Group nor any of their respective directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Company, any of their respective representatives, sales intermediaries or other third parties acting on behalf of the Company or any of its Affiliates: (a) has taken any action in violation in any material respect of any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (i) influencing any act or decision of any Government Official in such official’s official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to use such official’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled facilities), in order to assist the Company or any of its Affiliates in obtaining or retaining business that would cause the Purchaser or any of its Affiliates to be in violation in any material respect of Improper Payment Laws. During the past five (5) years, neither the Company nor any of its Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Company, any of its representatives, sales intermediaries or other third parties acting on behalf of the Company or any of its Affiliates have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation in any material respect of any law. Without limiting the generality of the foregoing, during the past five (5) years, neither the Company nor any of its directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Company, any of its representatives, sales intermediaries or other third parties acting on behalf of the Company or any of its Affiliates have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer, in each case, in violation in any material respect of any Improper Payment Law. During the past five (5) years, neither the Company nor any other Persons acting on its behalf have received any notice or communication from any Person that alleges a potential violation in any material respect of any Improper Payment Laws, nor have they been involved in any internal investigation involving any allegations relating to potential violation in any material respect of any Improper Payment Laws, nor have they received a request for information from any Governmental Authority regarding Improper Payment Laws.

5.07 Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a) The Company has made available to the Purchaser (i) the unaudited income statement of the Company Group, taken as a whole, for the six (6) months ended June 30, 2024, (ii) the audited income statement of the Company Group, taken as a whole, for the year ended December 31, 2023, (iii) the audited consolidated balance sheet of the Company Group, taken as a whole, as of December 31, 2023 and (iv) certain unaudited consolidated balance sheet of the Company Group, taken as a whole, as of June 30, 2024 (such financial statements being referred to herein, as applicable, as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position, statements of operations, equityholders’ equity and cash flows of the Seller and its Subsidiaries (including the Company Group) as of the date covered thereby.

(b) Since December 31, 2023, there has not occurred any Material Adverse Effect.

(c) Except as set forth in Schedule 5.07(c), since June 30, 2024, each member of the Company Group (x) has in all material respects conducted the business of such Company Group member in the ordinary course and (y) has not taken any of the following actions:

(i) amended, terminated or granted any material waiver or consent under any Company Material Contract;

(ii) acquired, agreed to acquire, sold, transferred, assigned, licensed, mortgaged, pledged, leased, conveyed or otherwise disposed of, or agreed to dispose of, any material Purchased Assets;

(iii) issued or sold any Equity Interests in such Company Group member;

(iv) liquidated, dissolved, reorganized or otherwise wound up the business or operations of such Company Group member;

(v) purchased any securities of any Person;

(vi) amended or materially modified its Organizational Documents;

(vii) amended or terminated any Affiliate Arrangements, except as contemplated by Section 7.15;

(viii) other than in the ordinary course of business, instituted or settled any Proceeding(s) with a value in the aggregate in excess of $100,000;

(ix) adopted a plan of complete or partial liquidation or dissolution;

(x) made any loans or advances to any other Person, other than advances to employees in the ordinary course of business; or

(xi) agreed or committed to do any of the foregoing.

(d) Except as set forth in Schedule 5.07(d), no member of the Company Group has any liabilities, except liabilities (i) as reflected or reserved against in the Company Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2023 (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation), (iii) that have been incurred in connection with the Transactions, (iv) arising under any Material Contract (none of which is a liability for breach thereof), (v) that have been satisfied or are to be fully satisfied prior to Closing, or (vi) which are not, individually or in the aggregate, material to the Company Group, taken as a whole.

5.08 Taxes.

(a) All material Tax Returns required to have been filed by each member of the Company Group have been duly and timely filed (taking into account all applicable extensions), and all such Tax Returns are correct and complete in all material respects.

(b) All Taxes that are required to have been paid by any member of the Company Group and which have become due and payable have been paid in all material respects (or are being contested in good faith and are set forth in the Company Disclosure Schedules).

(c) Except as could result in a Material Adverse Effect, each member of the Company Group has complied with all Tax withholding requirements.

(d) Except as could result in a Material Adverse Effect, there are no Liens (other than Permitted Tax Liens) on any of the Purchased Assets of the Company Group that arose in connection with the failure of the Company Group to pay any Tax.

(e) There are no pending or active audits or Proceedings with respect to any material amounts of Taxes of the Company Group, and there are no claims or assessments that have been asserted in writing by any Governmental Authority with respect to any material amounts of Taxes of the Company Group that have not been paid or otherwise resolved.

(f) Each member of the Company Group is (i) classified as an entity disregarded as separate from Gravity Oilfield Holdings LLC for U.S. federal income tax purposes and (ii) has been so classified since its formation.

(g) No member of the Company Group is a party to any material Tax indemnification, Tax allocation, Tax sharing or similar agreement pursuant to which it will have any material liability to any Person after the Closing (other than any Contract or arrangement solely between or among members of the Company Group or any commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes).

(h) No member of the Company Group has been a party to a transaction that is a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) No member of the Company Group is currently entitled to any material Tax incentive, deferral, holiday, credit, or abatement Contract or other material agreement or arrangement with respect to Taxes of the Company Group with any Governmental Authority, or would be subject to any recapture, clawback, termination or similar adverse consequence with respect to any material Tax incentive, deferral, holiday, credit, or abatement Contract or other material agreement or arrangement with respect to Taxes of the Company Group as a result of the transactions contemplated by this Agreement or any Transaction Document.

(j) Each member of the Company Group is in material compliance with all escheat or unclaimed property Laws and has no liability to pay over any material amount to any Governmental Authority under escheat or unclaimed property Laws.

(k) No consent has been given with respect to, or requested from, a member of the Company Group, to waive or extend any statute of limitations in respect of any income, franchise, sales, use, or other material Taxes or to extend the time in which any income, franchise, sales, use, or other material Taxes may be assessed or collected by any Governmental Authority, which consent or extension remains in effect. No power of attorney with respect to any Tax of any member of the Company Group has been executed or filed with any Governmental Authority, which power of attorney will be in effect after Closing.

(l) No member of the Company Group has any liability for Taxes of any other Person (other than another member of the Company Group) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract (other than customary Tax indemnification provisions contained in any commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes).

(m) No written claim has been made by a taxing authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by such jurisdiction.

(n) No member of the Company Group is or will be required to pay any material amount of Tax, include any material amounts in or exclude any material items of loss, deduction, or credit from, taxable income in a taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in an accounting method, including by reason of application of Section 481 of the Code (or an analogous provision of state, local, or non-U.S. Law) executed on or before the Closing Date; (ii) an installment sale or open transaction entered into before the Closing; (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iv) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (v) an election to defer income pursuant to the Code (or any corresponding or similar provision of state, local or non-U.S. Law); or (vi) any prepaid amount received in, or deferred revenue with respect to, a Pre-Closing Tax Period.

Notwithstanding any other provision in this Agreement the representations and warranties set forth in this Section 5.08 and, to the extent relating to Tax matters, in Section 5.15 are the only representations and warranties with respect to Taxes or Tax matters of the Company Group.

5.09 Contracts.

(a) Excluding Contracts the principal purpose of which relates to Taxes, leases of Real Property, master service agreements, and insurance policies, Schedule 5.09(a) sets forth a list of the following Contracts to which the any member of the Company Group is a party (each Contract required to be listed on Schedule 5.09(a) being collectively, the “Company Material Contracts”):

(i) other than purchase orders entered into in the ordinary course of business, (A) any Contract with revenues or expenditures in excess of $1,000,000 during the twelve-month period immediately prior to the date hereof or (B) any Contract that is reasonably expected to result in revenues or expenditures in excess of $1,000,000 in any twelve-month period over the term of such Contract, excluding, in each case, Contracts which are terminable by the applicable member of the Company Group within sixty (60) days without penalty;

(ii) any Contract (A) for the future sale of any material Asset or (B) that grants a right or option to purchase in the future any material Asset;

(iii) any Contract that (A) provided for the receipt of any Assets or services requiring payments in excess of $500,000 during the twelve-month period immediately prior to the date hereof or (B) is reasonably expected to provide for the receipt of any Assets or services requiring payments in excess of $1,500,000 in the aggregate over the term of such Contract, excluding, in each case, Contracts which are terminable by the applicable member of the Company Group within sixty (60) days without penalty;

(iv) any Contract under which it has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or under which it has imposed a security interest on any of its material Assets;

(v) any Contract that obligates any member of the Company Group to a “take-or-pay” or minimum volume commitment in respect of a gathering, transportation or other arrangement downstream of the wellhead;

(vi) any Contract with the Seller or any Non-Company Affiliate relating to the future provision of goods or services providing future annual payment obligations that will be binding on any member of the Company Group after the Closing and will not be terminable by such Company Group member upon thirty (30) days or less notice;

(vii) any lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental (A) exceeded $500,000 during the twelve-month period immediately prior to the date hereof or (B) is reasonably expected to exceed $1,500,000 in the aggregate over the term of such Contract, excluding, in each case, Contracts which are terminable by the applicable member of the Company Group within sixty (60) days without penalty;

(viii) any lease or agreement under which it is lessor of or permits any third party to hold or operate any personal property for which the annual rental (A) exceeded $500,000 during the twelve-month period immediately prior to the date hereof or (B) is reasonably expected to exceed $1,500,000 in the aggregate over the term of such Contract, excluding, in each case, Contracts which are terminable by the applicable member of the Company Group within sixty (60) days without penalty;

(ix) other than purchase orders entered into in the ordinary course of business, any Contract or group of related Contracts with any Major Customers which are not terminable within thirty (30) days;

(x) any purchase orders with amounts outstanding as of the date hereof in excess of $1,000,000;

(xi) any Contract or group of related Contracts with any Major Suppliers which are not terminable within thirty (30) days;

(xii) any Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business;

(xiii) any partnership or joint venture Contract;

(xiv) any Contract that restricts any member of the Company Group’s freedom to compete in any line of business or in any geographic area or that purports to limit the Persons to whom a Company Group member may sell products or deliver services;

(xv) any Contract where the primary purpose is to indemnify another Person or guaranty the obligations of another Person;

(xvi) any Contract that relates to the commitment or reservation of the future capacity of the material operating assets of any Company Group member (e.g., pipelines, storage facilities); and

(xvii) any Contract pursuant to which a member of the Company Group, any Affiliate of such member of the Company Group, or any third party has provided credit support with respect to the relevant member of the Company Group.

(b) Each of the Company Material Contracts is in full force and effect, and is a legal, valid and binding obligation of such Company Group member, and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to the Bankruptcy Exception. No member of the Company Group is in default under any Company Material Contract, and, to the Knowledge of the Company, as of the date hereof, the other party to each of the Company Material Contracts is not in default thereunder. True, correct and complete copies of all Company Material Contracts have been made available to the Purchaser. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the part of any member of the Company Group or, to the Knowledge of the Company, as of the date hereof, any other party under any Company Material Contract. As of the date hereof, (i) no party to any Company Material Contract has delivered written, or to the Seller’s Knowledge, oral notice exercising any termination rights with respect thereto, and (ii) no party has given written notice of any material dispute with respect to any Company Material Contract. There are no outstanding claims, and there are no past due or unfulfilled monetary obligations, under any such Company Material Contract that remain unpaid. None of the Seller, its Affiliates, nor any member of the Company Group have received written, or, to the Seller’s Knowledge, oral notice of termination, cancellation or non-renewal of any Material Contract.

5.10 Real Property.

(a) Schedule 5.10(a) sets forth a true and complete list of each parcel of Owned Real Property and (i) a description of, or (ii) a recordation file number within the appropriate real property records of the relevant county or parish to the documentation of, such Owned Real Property. The applicable Company Group member has good and indefeasible fee simple title to all Owned Real Property listed on Schedule 5.10(a) (including the improvements (if any) located thereon), free and clear of all Liens, except for Permitted Encumbrances.

(b) Schedule 5.10(b) sets forth a true and complete list of all Real Property Leases pursuant to which any member of the Company Group is granted a right to use or occupy all or any portion of the Leased Real Property pertaining to the SWDs as of the date hereof and (i) a description of, or (ii) a recordation file number within the appropriate real property records of the relevant county or parish to the documentation of, such Leased Real Property. The Purchaser has been provided true, correct and complete copies of all such Real Property Leases set forth on Schedule 5.10(b). (A) Each Real Property Lease is in full force and effect and constitutes a legal, valid and binding obligation of such Company Group member and, to the Knowledge of the

Company, the counterparties thereto, in accordance with their respective terms, in each case, subject to the Bankruptcy Exception; (B) such Company Group member has a good and valid leasehold interest in each Leased Real Property (including the improvements (if any) located thereon) to which it is either the tenant or lessee, free and clear of all Liens other than Permitted Encumbrances; (C) such Company Group member and, to the Knowledge of the Company, the counterparties thereto, are not in breach or default under any Real Property Lease; and (D) there is not, under any of such Real Property Leases any event which, with notice or lapse of time or both, would become a default by such member of the Company Group or, to the Knowledge of the Company, the counterparties thereto, except, in each case of clauses (A) through (D), as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.

(c) No member of the Company Group is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Owned Real Property, or any interest therein.

(d) As of the date hereof, no member of the Company Group has received any written notice of any eminent domain Proceeding or taking that has not been resolved, nor, to the Knowledge of the Company, is any such Proceeding or taking contemplated with respect to all or any material portion of the Owned Real Property.

(e) None of the Seller, members of the Company Group or any of their respective Affiliates has received any written notice from a Governmental Authority alleging that any Real Property, or the use of Real Property by any member of the Company Group, is in violation, in any material respect, of any applicable Law, which violation remains unresolved.

(f) Except to the extent set forth in any Real Property Lease, there are no subleases, assignments, occupancy agreements or other agreements granting to any Person (other than one or more of the Company Group members) the right of use or occupancy of any Real Property, and there is no Person (other than one or more of the Company Group members) in possession of any of such Real Property other than (i) customary easements, rights-of-way agreements, land-related licenses and surface use agreements, land use agreements and similar type land-related agreements relating to power, water and other utilities and other immaterial easements, rights-of-way agreements, land-related licenses, surface use agreements, land use agreements and similar type land-related agreements and (ii) pursuant to Permitted Encumbrances.

(g) The Seller has delivered or made available to the Purchaser true, correct and complete copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Seller or the Company Group relating to the material Real Property.

5.11 Permits. Each member of the Company Group possesses all Permits that are required for the ownership and operation of the businesses of such member of the Company Group by such member of the Company Group in the manner in which such businesses are currently owned and operated, except any such Permit, the absence of which has not had a Material Adverse Effect. To the Knowledge of the Company, all such Permits are in full force and effect and each member of the Company Group is in compliance with each such Permit, except where any such failure to be in full force and effect or non-compliance has not had a Material Adverse

Effect. No member of the Company Group has received, since the Lookback Date, any written notification from any Governmental Authority alleging that it is in violation of any of such Permits, except where any such violation has not had a Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary, this Section 5.11 contains the sole and exclusive representations and warranties of the Company with respect to Permits, other than Permits required under Environmental Laws, which are addressed solely in Section 5.12.

5.12 Environmental Matters.

(a) The Company has made available to the Purchaser all material Environmental Permits and material environmental reports in the possession or control of the Company Group that relate to environmental matters in connection with operation of the business of any member of the Company Group.

(b) Each member of the Company Group is in material compliance with all applicable Environmental Laws and Environmental Permits that are required for the ownership, lease, use, operation or maintenance of its business as currently conducted.

(c) As of the date hereof, no member of the Company Group is subject to any material Environmental Claims or Actions, and there are no such Environmental Claims or Actions pending or, to the Knowledge of the Company, threatened, against any member of the Company Group before or by any Governmental Authority or other Person under any applicable Environmental Law.

(d) Each member of the Company Group holds all material Environmental Permits that are required for the ownership, lease, use, operation or maintenance of its business as it is currently conducted. All such Environmental Permits are in full force and effect, and where required, a timely and complete application for renewal of each such material Environmental Permit has been submitted to the applicable Governmental Authority, and any such Environmental Permit that has expired by its terms has been administratively extended by such renewal application. As of the date hereof, no member of the Company Group has received any written communication or notice regarding any revocation, suspension, material adverse modification, or any other adverse change in the status or terms and conditions of any such material Environmental Permit.

(e) There has been no Release of Hazardous Materials resulting from the operations of or in connection with the business of any member of the Company Group for which any member of the Company Group has any material liability under applicable Environmental Law that has not been resolved to the satisfaction of the applicable Governmental Authority.

(f) As of the date hereof, no member of the Company Group has received any unresolved written notice asserting a liability or obligation under Environmental Laws that would reasonably be expected to be material in nature with respect to the investigation, remediation, removal, or monitoring of a Release of any Hazardous Materials at or from any property currently or formerly owned, leased, operated, or otherwise used by any member of the Company Group, or at or from any offsite location where Hazardous Materials from any member of the Company Group’s operations have been sent for treatment, disposal, storage or handling.

(g) No member of the Company Group has retained or assumed, by contract or, by operation of Law, any material known or otherwise pre-existing liability or obligation of any other Person related to Hazardous Materials or Environmental Laws, which remains outstanding.

5.13 Insurance. Schedule 5.13 sets forth a list of all insurance policies with coverage periods inclusive of the date hereof held by or issued on behalf of, and for the benefit of, each member of the Company Group, together with all amendments, supplements, waivers and other modifications thereto, (collectively, the “Insurance Policies”). The Seller has made available to the Purchaser true and correct copies of all Insurance Policies. No member of the Company Group is in material default with respect to any provision contained in any Insurance Policy. No member of the Company Group has failed to give any notice or present any material claim under any Insurance Policy as required by the terms thereof. As of the date hereof, neither the Seller nor the Company Group have received any written notice from the insurer under any Insurance Policies disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such Insurance Policy, and there is no claim by the Seller or the Company Group pending under any such Insurance Policy. All premiums due and payable for the Insurance Policies have been duly paid and such Insurance Policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect until the Closing Date. To the Knowledge of the Seller, no event has occurred that would give rise to a material claim under the Insurance Policies. To the Knowledge of the Seller, no event has occurred which, with notice or the lapse of time, would constitute a material breach of any Insurance Policy. The Company Group members and their respective material assets have during the past five (5) years been insured in amounts no less than as required by applicable Law and any Contract to which the applicable Company Group member is a party. All material SWDs are insured to amounts determined in good faith by the Company Group to be at least equal to the replacement cost value of such SWDs. To the Knowledge of the Seller, as of the date hereof, there are no outstanding claims under an Insurance Policy for which the insurance provider is not solvent.

5.14 Brokers. Other than the fee payable to Piper Sandler & Co., which will be paid at Closing, no member of the Company Group has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions at or after Closing, other than as a result of any Contract entered into by the Purchaser or any of its Affiliates. The Purchaser will have no obligation for any brokerage commissions, finders’ fees or similar compensation arising from obligations of the Company Group in connection with the transactions contemplated by this Agreement.

5.15 Employee Matters.

(a) No member of the Company Group is the W-2 issuing employer of any individual.

(b) No member of the Company Group is a party to or bound by a collective bargaining agreement or other Contract with any labor union. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened against any member of the Company Group, any strikes, work stoppages or other material labor disputes with respect to the employees of the Company Group.

(c) The Company has made available to the Purchaser a list setting forth the name or identifying number associated with each Business Employee as of the date hereof, as well as his or her: job title; payrolling entity; location of employment; annualized salary or hourly rate of pay (as applicable); and annual bonus opportunity (the “Business Employee Census”).

(d) No member of the Company Group sponsors, maintains, contributes to, or is required to contribute to, nor has any member of the Company Group sponsored, maintained, contributed to or had an obligation to contribute to, within the past three (3) years, any Employee Benefit Plan for which any member of the Company Group would be liable post-Closing.

(e) Schedule 5.15(e) lists each material Employee Benefit Plan that is sponsored, maintained, contributed to or required to be maintained or contributed to by the Seller or any Non-Company Affiliates for the benefit of the Business Employees (collectively, the “Seller Benefit Plans”). True and correct summaries of each Seller Benefit Plan have been made available to the Purchaser.

(f) There are no Controlled Group Liabilities that would, or would reasonably be expected to, become liabilities of the Purchaser following the Closing Date.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would not be eligible for exemption pursuant to Section 280G(b)(5)(A) and (B) of the Code or (ii) result in any member of the Company Group being required to pay any tax “gross-up” or similar “make-whole” payment to any employee, director or consultant of any member of the Company Group.

5.16 Intellectual Property; Information Technology.

(a) Except as set forth in Schedule 5.16(a), no material registrations or applications for registration are included in any Intellectual Property Rights held by any member of the Company Group. Each member of the Company Group owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Encumbrances), all material Intellectual Property Rights necessary to conduct the business of such Company Group member as currently conducted.

(b) The conduct of the business of each member of the Company Group as currently conducted during the past four (4) years has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect, and as of the date hereof no member of the Company Group has received a written claim during the past three (3) years that a member of the Company Group has infringed any Intellectual Property Rights of any third party in any material respect.

(c) Each member of the Company Group has taken commercially reasonable measures consistent with industry practice to protect the secrecy and confidentiality of all material trade secrets and confidential information owned by such Company Group member and used or held for use in the operation of the business of such Company Group member.

(d) Except as set forth on Schedule 5.16(d), the consummation of the Transactions will not result in the loss or impairment of any material right of any member of the Company Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to such Company Group member (excluding licenses for commercially available, “off-the-shelf” software).

(e) Within the past three (3) years, there has been no failure or other material substandard performance of the IT Assets which has caused any material disruption to the business of any member of the Company Group that has not yet been remedied. Each member of the Company Group has taken commercially reasonable actions to protect the integrity and security of the IT Assets, and, to the Knowledge of the Company, no Person has obtained unauthorized access to the IT Assets.

5.17 Related Party Transactions. Except as set forth on Schedule 5.17, neither the Seller nor any of its Affiliates (other than Affiliates that are members of the Company Group) or any of its or their current directors, officers, members, managers, stock holders/equityholders, or employees of the Company Group or any immediate family member or Affiliate of any of the foregoing (but excluding members of the Company Group) (i) is presently a party to any agreement, loan, lease, commitment, guarantee, Contract or other transaction or arrangement (oral or written), with any member of the Company Group (any such arrangement, an “Affiliate Arrangement”) or (ii) owns any material interest in any Purchased Asset; provided, that for purposes of this Section 5.17, the term “Affiliate” shall not include any stockholder/equityholder of Sponsor, any entity that directly or indirectly controls Sponsor or any portfolio company of Sponsor (other than GOSI and its subsidiaries).

5.18 Major Customers and Suppliers. Schedule 5.18 contains a list of the top ten customers and suppliers of the Company Group on a consolidated basis, based on the amount of revenue attributable to such customers or amount of expenses attributable to such suppliers, as applicable, during the twelve-month period ended December 31, 2023 (each a “Major Customer” or a “Major Supplier”, as applicable). As of the date hereof, no member of the Company Group is engaged in a material dispute with any Major Customer or Major Supplier and no Major Customer or Major Supplier has given written notice to any member of the Company Group of its intention to terminate or limit or reduce its business relations with any member of the Company Group.

5.19 SWDs; SWD Rights.

(a) For those portions of each System currently being utilized by the Company Group as of the date hereof, the Real Property or lands covered thereby establishes a route that is continuous in all material respects for such portions of such System (to the extent necessary for the continued operation of business of the Company Group as currently conducted) that is free from any material gaps. Each System is located within the boundaries of the premises covered by the Real Property in all material respects.

(b) Each SWD that is drilled and completed is in good operating condition and repair in all material respects, subject to normal wear and maintenance, and is usable in the ordinary course of business as currently conducted.

(c) Schedule 5.19 lists (i) each SWD that is drilled and completed as of the date hereof and (ii) any and all rights or other interests of any kind (whether record, beneficial, contractual or otherwise) in and to the revenues or proceeds (including operating, non-operating, working, overriding royalty and/or profits rights or interests) arising from the business of the Company Group as currently conducted and attributable to each such SWD (expressed as a percentage interest) which are held by any Person other than the Company Group. The Company has provided to the Purchaser true, correct and complete copies of each instrument creating any such rights or interests described on Schedule 5.19 or the SWD Rights prior to the date hereof (the “SWD Instruments”). Except as set forth on Schedule 5.19, the Company Group owns 100% of the record, beneficial and contractual rights in and to the revenues or proceeds attributable to each SWD that is drilled and completed as of the date hereof. Except as set forth on Schedule 5.19, no member of the Company Group has any obligation to bear costs and expenses attributable to any SWD that is drilled and completed as of the date hereof in respect of the ownership interest of any other Person in such SWD.

(d) The Company Group owns and has the right to use such SWD Instruments as are necessary to use, own and operate the Purchased Assets as such Purchased Assets are currently used, owned and operated by the Company Group in all material respects. Neither the Seller nor any member of the Company Group has taken, or failed to take, any action that with the giving of notice or the passage of time or both would constitute a breach in any material respect by the applicable Company Group member to such SWD Instrument.

5.20 Assets Necessary to the Company Group Business. The Purchased Assets constitute all of the material Assets necessary or required to carry on the business of the Company Group in substantially the same manner as conducted as of the date hereof.

5.21 Indebtedness. Schedule 5.21 sets forth all Indebtedness included in the determination of the Closing Cash Amount. Except as set forth on Schedule 5.21, the Company Group has no Indebtedness.

5.22 Bank Accounts. Schedule 5.22 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which the Company maintains bank accounts or safe deposit boxes. There are no powers of attorney outstanding in connection with any of the foregoing.

5.23 Specified Matters. Except as set forth on Schedule 5.23, there are no liabilities incurred by, suffered by or owing by any member of the Company Group caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of the Purchased Assets for the period beginning on December 11, 2021 and ending on the Closing Date (the “Covered Period”), except, in each case, as would not result in a Material Adverse Effect:

(a) any third party injury or death or damage of third party properties occurring on or with respect to the ownership or operation of any Purchased Assets;

(b) any civil fines or penalties or criminal sanctions imposed on any member of Company Group, to the extent resulting from a violation of any applicable Law (including any Environmental Laws);

(c) any transportation or disposal of Hazardous Materials from any Purchased Asset to a site that is not a Purchased Asset or between Purchased Assets and (i) that is (or if known, would be) in violation of applicable Environmental Law or (ii) that gives rise (or if known, would give rise) to a material liability under applicable Environmental Law;

(d) any gross negligence or willful misconduct committed by any member of Company Group in connection with the ownership or operation of the Purchased Assets;

(e) a breach or violation of, or default under, any Contract, Law or Permit, to the extent occurring during the Covered Period;

(f) civil, criminal and administrative fines or penalties or criminal sanctions imposed as a result of or arising from Seller or its Affiliates’ (including the members of the Company Group) ownership, use or operation of the Purchased Assets prior to the Closing; and

(g) claims of any kind made by employees, former employees, or persons claiming employment with Seller and its Affiliates (including any member of the Company Group) arising during the Covered Period.

5.24 Security Arrangements. All of the bonds, letters of credit and guarantees posted by the Seller or its Affiliates or the Company Group with Governmental Authorities or third parties and relating to the Purchased Assets as of the date hereof are set forth on Schedule 5.24.

5.25 Regulatory Status. None of the Company Group nor its assets or operations, as applicable, is or has been subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as (a) a natural gas company under the Natural Gas Act, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder; (b) an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended and the regulations promulgated thereunder, transporting gas in interstate commerce; or (c) a common carrier under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder.

5.26 Solvency. No member of the Company Group has filed any voluntary petition in bankruptcy, or been adjudicated as bankrupt or insolvent, or filed any petition or answer, or been the subject of a petition or notice, seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against any member of the Company Group seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for any member of the Company Group or of all or any substantial part of its properties. No member of the Company Group has any written plan of, and, as of the date hereof, has received any written notice that any other Person has any written plan of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Each member of the Company Group is, and immediately prior to the Closing Date will be, solvent.

5.27 Books and Records. Seller is the sole owner of the Books and Records that exclusively relate to the business of the Company Group, true, correct and complete copies of which have been made available to Purchaser. The Books and Records of the Company Group have been kept and maintained in all material respects as required by applicable Law, and the Books and Records contain all corporate resolutions and other similar records of the Company Group through the Closing Date.

5.28 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V AND THE CERTIFICATES TO BE DELIVERED BY THE SELLER AND THE COMPANY PURSUANT TO SECTION 3.01(c) (IN EACH CASE, AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), NONE OF THE SELLER, THE COMPANY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, OPERATIONS, ASSETS (INCLUDING THE PURCHASED ASSETS), LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OF ANY MEMBER OF THE COMPANY GROUP OR THE TRANSACTIONS, AND THE SELLER AND THE COMPANY DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION IN RESPECT THEREOF, WHETHER MADE BY THE SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Each of the Purchaser Parties hereby represents and warrants to the Company and the Seller that the statements in this Article VI are true and correct, except as set forth in the Purchaser Disclosure Schedules.

6.01 Organization; Authority. Each of the Purchaser Parties is a limited liability company or limited partnership, as applicable, organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Purchaser Parties has all requisite limited liability company or limited partnership power and authority as applicable, to execute and deliver this Agreement and the other Transaction Documents to which such Purchaser Party is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of the Purchaser Parties this Agreement and the other Transaction Documents to which such Purchaser Party is a party, and the performance by such Purchaser Party of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company or limited partnership action, as applicable. This Agreement and the other Transaction Documents to which such Purchaser Party is a party have been duly and validly executed and delivered by such Purchaser Party, and, assuming the due and valid execution and delivery of this Agreement by the Seller and the Company, constitutes the legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with their terms, except as the same may be limited by the Bankruptcy Exception.

6.02 No Conflicts; Consents and Approvals. The execution and delivery by each of the Purchaser Parties of this Agreement and the other Transaction Documents to which such Purchaser Party is a party and (assuming the NYSE Listing Approval is received prior to Closing) the performance by each of the Purchaser Parties of its obligations under this Agreement and the other Transaction Documents to which it is a party do not:

(a) violate, conflict with or result in a breach of the Organizational Documents of such Purchaser Party;

(b) violate, conflict with or result in a default under any material Contract to which such Purchaser Party, is a party, except for any such violation or default which has not had a material adverse effect on such Purchaser Party’s ability to consummate the Transactions; or

(c) (1) violate, conflict with or result in a breach of any Law or Order applicable to such Purchaser Party, except for such violations or breaches that have not had a material adverse effect on such Purchaser Party’s ability to consummate the Transactions or (2) other than under the HSR Act, require any consent or approval of any Governmental Authority under any Law or Order applicable to such Purchaser Party, other than in each case any such consent or approval which, if not made or obtained, has not had a material adverse effect on the Purchaser’s or DKL’s ability to consummate the Transactions.

6.03 Equity Interests.

(a) All of the outstanding Equity Interests of DKL have been validly issued under the DRULPA, and purchasers of Equity Interests have no obligation to make further payments for their purchase of Equity Interests or contributions to DKL solely by reason of their ownership of such Equity Interests or their status as limited partners of DKL, except for their obligations to repay any funds wrongfully distributed to them or as they otherwise may have agreed. All of the DKL Common Units to be issued as the Closing Unit Consideration will be, when issued, validly issued under the DRULPA, and the Seller, as holder of such DKL Common Units issued as the Closing Unit Consideration will have no obligation to make payments or contributions to DKL solely by reason of its ownership of the DKL Common Units or its status as a limited partner of DKL, except for its obligation to repay any funds wrongfully distributed to it or as it otherwise may have agreed. Except as set forth in the DKL SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into Equity Interests of DKL, or contracts, commitments, understandings or arrangements, by which DKL is or may become bound to issue additional Equity Interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into any Equity Interests.

(b) Except as set forth in the DKL SEC Documents, there are no securities or rights of DKL, or contracts, commitments, understandings or arrangements by which DKL is bound, obligating DKL to redeem or otherwise acquire any Equity Interests of DKL. Except as set forth in the DKL SEC Documents, DKL does not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Equity Interests having the right to vote) with the equity holders of DKL on any matter. There are no voting trusts or other agreements or understandings to which DKL is a party with respect to the voting of its Equity Interests.

6.04 Legal Proceedings. Except as set forth in the DKL SEC Documents, as of the date hereof, there is no material Proceeding or material, unsatisfied Order pending against DKL or, to the Knowledge of DKL, threatened against any Subsidiary of DKL before or by any Governmental Authority.

6.05 Compliance with Laws and Orders. Except as has not had a Purchaser Material Adverse Effect, as of the date hereof, each of the Purchaser Parties is in compliance with all Laws and Orders applicable to it.

6.06 Anti-Corruption Compliance. During the past five (5) years, neither of the Purchaser Parties nor any of their respective directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Purchaser Parties, any of their respective representatives, sales intermediaries or other third parties acting on behalf of either of the Purchaser or any of their respective Affiliates: (a) has taken any action in violation in any material respect of any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (i) influencing any act or decision of any Government Official in such official’s official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to use such official’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled facilities), in order to assist the Purchaser Parties or any of their respective Affiliates in obtaining or retaining business that would cause the Purchaser Parties or any of their respective Affiliates to be in violation in any material respect of Improper Payment Laws. During the past five (5) years, neither of the Purchaser Parties nor any of their respective Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Purchaser Parties, any of their respective representatives, sales intermediaries or other third parties acting on behalf of the Purchaser Parties or any of their respective Affiliates have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation in any material respect of any law. Without limiting the generality of the foregoing, during the past five (5) years, neither of the Purchaser Parties nor any of its directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Purchaser Parties, any of their respective representatives, sales intermediaries or other third parties acting on behalf of the Purchaser Parties or any of their respective Affiliates have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer, in each case, in violation in any material respect of any Improper Payment Law. During the past five (5) years, neither of the Purchaser Parties nor any other Persons acting on their behalf have received any notice or communication from any Person that alleges a potential violation in any material respect of any Improper Payment Laws, nor have they been involved in any internal investigation involving any allegations relating to potential violation in any material respect of any Improper Payment Laws, nor have they received a request for information from any Governmental Authority regarding Improper Payment Laws.

6.07 DKL SEC Documents; Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a) DKL has filed or furnished, on a timely basis, all reports, schedules, forms, certifications, prospectuses, and registration, proxy statements and other documents required to be filed or furnished by it, including all amendments thereto, with the SEC since the Lookback Date (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any disclosures set forth in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein, the “DKL SEC Documents”). The DKL SEC Documents, as of their respective effective dates (in the case of the DKL SEC Documents that are Registration Statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other DKL SEC Documents), or, if amended, as finally amended, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DKL SEC Documents, and none of the DKL SEC Documents as of such respective dates (A) in the case of any Registration Statement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of DKL SEC Documents other than Registration Statements, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the DKL SEC Documents. To the Knowledge of DKL, none of the DKL SEC Documents is the subject of ongoing SEC review or investigation. DKL is not aware as of the date of execution of this Agreement of any information that would require the filing of a Current Report on Form 8-K as a DKL SEC Document in the four (4) Business Days following the date of this Agreement that has not been so filed as of the date of this Agreement (other than any Current Report on Form 8-K that would disclose this Agreement and the Transactions related hereto).

(b) The financial statements of DKL included in the DKL SEC Documents, including all notes and schedules thereto (the “DKL Financial Statements”), (i) complied, or, in the case of DKL SEC Documents filed after the date of this Agreement, will comply, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto in all material respects, (ii) were, or, in the case of DKL SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (iii) fairly present in all material respects in accordance with the applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of DKL and its consolidated Subsidiaries as of their respective dates and their respective consolidated results of operations and cash flows for the periods presented therein.

(c) DKL has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act). The disclosure controls and procedures of DKL are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by DKL in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.

(d) DKL has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of DKL’s financial reporting and the preparation of DKL’s financial statements for external purposes in accordance with GAAP. Since the Lookback Date, except as set forth in the DKL SEC Documents, there have not been (i) any material weaknesses in DKL’s internal control over financial reporting or (ii) changes in DKL’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect DKL’s internal control over financial reporting.

(e) Except as expressly contemplated by this Agreement, since the date of the most recent unaudited balance sheet of DKL included in the DKL SEC Documents, (i) DKL has conducted the business of DKL and operated the assets and properties of DKL, in the ordinary course of business, except as would not result in a Purchaser Material Adverse Effect and (ii) no Purchaser Material Adverse Effect has occurred.

(f) Neither DKL nor any of its Subsidiaries has any liabilities that would be required by GAAP to be included on a balance sheet of DKL or such Subsidiary except liabilities (i) as reflected or reserved against in the DKL Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2023, (iii) that have been incurred in connection with the Transactions, (iv) that are to be fully satisfied prior to Closing, or (v) which have not had a Purchaser Material Adverse Effect.

6.08 Brokers. Neither Purchaser Party has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Seller or any of its Affiliates, other than the Company, could become liable or obligated at or after the Closing.

6.09 Listing Exchange. The DKL Common Units are registered under Section 12(b) of the Exchange Act and are listed on the NYSE, and DKL has not received any notice of delisting. DKL is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to DKL. Subject to the receipt of NYSE listing approval with respect to the Closing Unit Consideration, the issuance of the DKL Common Units pursuant to this Agreement and in the manner contemplated by this Agreement, does not contravene any NYSE rules and regulations. No Law of the SEC or of the NYSE preventing or suspending trading in any securities of DKL has been issued and is continuing, and no proceedings for such purpose are pending or, to the Knowledge of DKL, contemplated or threatened. DKL has taken no action that is designed to terminate the registration of the DKL Common Units under the Exchange Act.

6.10 No Unitholder Approval. The issuance and delivery by DKL of the Closing Unit Consideration issued in connection with the Transactions does not require any vote or other approval of any holder of any DKL Common Units or DKL Preferred Units.

6.11 Form S-3. DKL is eligible to register the shares of DKL Common Units comprising the Closing Unit Consideration for resale under a Registration Statement on Form S-3 promulgated under the Securities Act

6.12 Investment Company Act. DKL is not, and immediately after giving effect to the Closing will not be, subject to regulation under the Investment Company Act of 1940, as amended.

6.13 Investment Representation. The Purchaser is acquiring the Membership Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any applicable securities Laws.

6.14 Sufficiency of Funds. The Purchaser has and will have at the Closing funds and other forms of consideration sufficient to purchase the Membership Interests in accordance with the terms and conditions of this Agreement.

6.15 Current Tax Classification. DKL is classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code. The Purchaser is classified as an entity disregarded as separate from DKL for U.S. federal income tax purposes. At least 90% of the gross income of DKL for the current taxable year has been and is expected to be “qualifying income” within the meaning of Section 7704(d) of the Code.

6.16 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND THE CERTIFICATES TO BE DELIVERED BY THE PURCHASER PARTIES PURSUANT TO SECTION 3.02(C), THE PURCHASER PARTIES DO NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASER PARTIES OR THE TRANSACTIONS, AND THE PURCHASER PARTIES DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE PURCHASER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE VII

PRE-CLOSING COVENANTS

7.01 Conduct of the Business of the Company Group.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise expressly contemplated by this Agreement (including Section 7.01(b) below), or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall (i) conduct the Company Group’s businesses in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve, maintain and protect its assets in all material respects, ordinary wear and tear excepted; provided that such efforts shall not include any requirement or obligation to make any payment or assume any liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract.

(b) From the date hereof until the Closing or the earlier termination of this Agreement, except (i) as otherwise contemplated by this Agreement, (ii) as may be necessary or advisable upon the occurrence of any emergency or other similar contingency in order to prevent imminent bodily harm, material environmental damage or material loss of any Assets of the Company Group, (iii) as set forth on Schedule 7.01, (iv) as required by Law, any Governmental Authority or any Permit or (v) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each other member of the Company Group not to:

(i) amend, terminate or grant any waiver or consent under any Company Material Contract or enter into any Contract which, had it been entered into prior to the date hereof, would have been a Company Material Contract;

(ii) except as may be required to meet the requirements of any applicable Law or GAAP, change any financial accounting method, principles, estimations or practice in a manner that is inconsistent with past practice;

(iii) authorize for issuance, issue, grant, sell, deliver, or dispose of, pledge or otherwise encumber any Equity Interests of the Company Group, other than any issuance, grant, sale, delivery, disposal or pledge of Equity Interests by one member of the Company Group to another member of the Company Group;

(iv) split, combine or reclassify the Equity Interests of any member of the Company Group;

(v) (A) incur, create or assume any Indebtedness for borrowed money, (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person involving consideration, or make any loans or advances or (C) assume, guarantee, forgive, endorse or otherwise become liable or responsible (whether directly or indirectly) for any material obligations of any Person, except, in each case, with respect to borrowings that will be included as Payoff Debt;

(vi) except to the extent permitted under the terms of any Seller Benefit Plan, (A) redeem, purchase or otherwise acquire any outstanding Equity Interests of any member of the Company Group, other than any redemption, purchase or other acquisition by one member of the Company Group of the Equity Interests of another member of the Company Group, or (B) declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the members of the Company Group;

(vii) except as may be required by applicable Law or the terms of any Seller Benefit Plan, or in the ordinary course of business, (A) cause to be granted to any Business Employee any material increase in compensation, except for any increase that results from a pay increase, promotion, or bonus made to an employee earning less than $100,000 on an annualized basis; or (B) materially amend any Seller Benefit Plan or establish any material Employee Benefit Plan that would be a Seller Benefit Plan if it was in effect on the date hereof;

(viii) acquire any material business or Person, by merger or consolidation, purchase of assets or Equity Interests, or by any other manner, in a single transaction or a series of related transactions;

(ix) commit to make any capital expenditures in excess of $100,000 in the aggregate, other than maintenance related capital expenditures in the ordinary course of business and up to $500,000 of growth related capital expenditures;

(x) except to the extent undertaken in the ordinary course of business, in accordance with past practice or as would not adversely impact the Purchaser or any Company Group member after the Closing Date, amend any material Tax Return; make, change or revoke any material Tax election (including with respect to the U.S. federal income tax classification of such member of the Company Group); change any material Tax method of accounting or adopt any new Tax method of accounting; surrender any right to claim a material refund of Taxes; consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; compromise or settle any material Tax liability, in each case, with respect to such member of the Company Group;

(xi) amend or modify its or its Subsidiaries’ Organizational Documents or waive any provision thereof;

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of Company Group;

(xiii) sell, transfer, lease, license, assign, convey, sublease or otherwise dispose of any of the material assets or properties of any member of Company Group to any Person, other than disposal of obsolete assets, or encumber any such material assets, except for Liens that are Permitted Encumbrances;

(xiv) enter into, amend or waive any Affiliate Arrangement;

(xv) other than in the ordinary course of business, (A) terminate or cancel, or cause the termination or cancellation of, any Insurance Policy or (B) allow any Insurance Policy to lapse, except, in each case, in the event that such Insurance Policy is promptly replaced with an Insurance Policy providing for substantially similar coverage;

(xvi) settle any pending or threatened Proceedings for amounts in excess of $250,000 individually and $1,000,000 in the aggregate (in each case, net of insurance recoveries), other than settlements (A) in the ordinary course of business, (B) in which such Company is the plaintiff or (C) that only involve the payment of money damages that will be paid prior to the Closing in exchange for a full release of claims;

(xvii) accelerate receivables or delay payables outside of the ordinary course of business;

(xviii) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions set forth in Article III not to be satisfied by the Outside Date; or

(xix) commit or agree, whether in writing or otherwise, to take any action described in this Section 7.01(b).

7.02 Pre-Closing Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, and Books and Records of the Company Group to the extent relating to the transition of the business of the Company Group to the Purchaser and permissible under applicable Law and to the extent such access does not jeopardize the health and safety of any employee of the Company Group; provided, that such access does not unreasonably interfere with the normal operations of the Company Group; provided, further, that all requests for access shall be directed to Kevin Trautner (as representative for the Company) or such other person(s) as he may designate from time to time (each such person, an “Authorized Representative”); and provided, further, that such access shall not extend to any (a) environmental sampling or testing or invasive, intrusive or subsurface investigation, (b) trade secrets or other competitively sensitive information or (c) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided, that, the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). Neither the Company nor the Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and the Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties expressly set forth in Article IV and Article V, as qualified by the Company Disclosure Schedules. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the Transactions, and will be governed by all the terms and conditions of the Confidentiality Agreement. The Purchaser agrees to indemnify the Seller from any claim brought by or on behalf of the Purchaser, any of its Affiliates or any of their respective representatives alleging personal injury, bodily injury, illness, or death of any Person as a result of any access granted to the Purchaser, any of its Affiliates or their respective representatives, pursuant to this Section 7.02, except in the event of the gross negligence or willful misconduct of the Seller or its Affiliates.

7.03 Exclusive Dealing. During the period from the execution of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, neither the Seller nor any member of the Company Group shall take any action to initiate or engage in discussions or negotiations with, or provide any Information (as defined in the Confidentiality Agreement) to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the Membership Interests or any merger, sale or similar transaction involving the Purchased Assets (other than Assets and services sold in the ordinary course of business). For the avoidance of doubt, nothing herein shall prohibit or otherwise restrict the Seller or other Non-Company Affiliate from taking any action to initiate or engaging in discussions or negotiations with, or providing any information concerning the purchase, merger, sale or similar transaction involving Assets other than the Purchased Assets.

7.04 Efforts. Subject to the terms and conditions of this Agreement and applicable Laws, the parties hereto shall, and shall cause their respective Affiliates and representatives to, cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as practicable.

7.05 Contact with Business Relations. Subject to Section 7.09, each of the Purchaser Parties shall not (and shall not permit any of their respective employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee, independent contractor (in each case, other than an Authorized Representative), customer, supplier, distributor or other material business relation of the Company Group prior to the Closing without the prior written consent and coordination of an Authorized Representative (not to be unreasonably delayed, conditioned or withheld).

7.06 Continuing Confidentiality. The Purchaser and its Affiliates shall remain bound by that certain Confidentiality Agreement, dated as of August 16, 2024, by and between Delek Logistics Operating, LLC and Seller (the “Confidentiality Agreement”), and it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s representatives.

7.07 Consents. Each of the Purchaser Parties acknowledges that certain consents to the Transactions may be required from parties to contracts to which members of the Company Group are party (including the Material Contracts) and such consents have not been obtained and may not be obtained. Each of the Purchaser Parties agrees that no member of the Company Group nor the Seller shall have any liability whatsoever to the Purchaser Parties (and the Purchaser Parties shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been required in connection with the Transactions or because of the default, acceleration or termination of loss of any right under any such contract as a result thereof. Each of the Purchaser Parties further agrees that no representation, warranty or covenant of the Seller or the Company contained herein shall be breached or deemed breached and no condition of the Purchaser Parties shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At the Purchaser’s written request prior to the Closing, the Seller and the Company shall cooperate with the Purchaser (at the Purchaser’s sole cost and expense) in any reasonable manner in connection with the Purchaser’s obtaining any such consents; provided, that, notwithstanding anything to the contrary contained herein, such cooperation shall not include any requirement of the Seller or any member of the Company Group to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

7.08 Access and Investigation. The Purchaser acknowledges and agrees that each of the Purchaser and its representatives (i) have had access to and the opportunity to review all of the documents in the “Thunderball” data room maintained on Datasite Diligence by Piper Sandler & Co. on behalf of the Seller and the Company, and (ii) has been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Company Group for purposes of conducting a due diligence investigation with respect thereto. The Purchaser acknowledges and agrees that the Purchaser and each of its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and any of their respective joint ventures and businesses.

7.09 Employee Matters. GOS shall, at least fifteen (15) days prior to the Closing Date, provide to the Purchaser a Business Employee Census. No later than ten (10) days prior to the Closing Date, the Purchaser or its Affiliates may, in its or their sole discretion, make offers of employment to any Business Employee that the Purchaser desires become employed by a member of the Company Group, or otherwise by the Purchaser or its Affiliate, following Closing. For the avoidance of doubt, the Purchaser shall have no obligation to make any offers of employment to any Business Employee. Each such employment offer shall be for employment by the Purchaser or its Affiliate commencing on the Closing Date, shall include such terms as may be necessary or advisable for the Purchaser to comply with its obligations in Section 8.04, and shall be subject to, and conditioned upon, the occurrence of the Closing. For purposes of this Agreement, a “Continuing Employee” is a Business Employee who accepts an offer of employment made pursuant to this Section 7.09 and commences employment with the Purchaser or its Affiliates.

7.10 R&W Policy. The Purchaser shall obtain and conditionally bind the R&W Policy as of the date hereof. The Purchaser shall cause the R&W Policy to (a) name the Purchaser as the insured, (b) insure the Purchaser from any breach, or any failure to be true, of the representations and warranties given by the Seller or the Company to the Purchaser under this Agreement and (c) expressly provide that (i) the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation, contribution, or other rights against the Seller or any of its Affiliates and/or any of its Non-Recourse Parties, except in the case of losses directly resulting from Fraud by the Seller or the Company, in which case the insurer may subrogate against the Seller, (ii) the losses directly resulting from Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) the Seller, its Affiliates, and its Non-Recourse Parties are express third-party beneficiaries of the foregoing waiver of subrogation, and (iv) the R&W Policy shall not be amended, modified or otherwise changed in a manner adverse to the Seller, its Affiliates and its Non-Recourse Parties without the prior written consent of the Seller. From and after the date hereof, the Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. The Purchaser shall timely pay, or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, Taxes, brokerage commission and other fees and expenses of such policy, including the retention.

7.11 Acknowledgement by the Purchaser Parties. Each of the Purchaser Parties acknowledges and agrees that the representations and warranties of the Seller and the Company specifically set forth in Article IV and Article V, as applicable, and the certificates to be delivered by the Seller and the Company pursuant to Section 3.01(c), in each case, as qualified by the Company Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Seller, the Company or any of its Non-Recourse Parties as to any matter concerning the Seller, the Company Group, including the business of the Company Group members, or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser Parties or any of their respective Non-Recourse Parties in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser Parties or any of their respective Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Seller, the Company and each of their respective Non-Recourse Parties. Each of the Purchaser Parties acknowledges and agrees that each of the Purchaser Parties and their respective Non-Recourse Parties has only relied, and will only rely, on the representations and warranties of the Seller and the Company specifically set forth in Article IV and Article V, as applicable, and the certificates to be delivered by the Seller and the Company pursuant to Section 3.01(c), in each case, as qualified by the Company Disclosure Schedules. Each of the Purchaser Parties and their Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any representations, warranties or statements (including by omission) other than those of the Seller and the Company specifically set forth in Article IV and Article V, as applicable, and the certificates to be delivered by the Seller and the Company pursuant to Section 3.01(c), in each case, as qualified by the Company Disclosure Schedules, and none of the Purchaser Parties or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any other such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether in contract or tort, at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise). Each of the Purchaser Parties acknowledges and agrees that the Purchaser is otherwise acquiring the Membership Interests, including the Company Group and the businesses of the Company Group members, on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make projections, forward-looking statements and other forecasts and estimates, and certain business plan information, that each of the Purchaser Parties is familiar with such uncertainties, that the Purchaser Parties and their respective Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward-looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser Parties or their respective Non-Recourse Parties in connection with the Transactions (including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Seller or the Company made herein be imputed to, or deemed to have been made by, any other Person. Notwithstanding anything to the contrary, this Section 7.11 shall survive the Closing.

7.12 Antitrust Notification.

(a) The Company and the Purchaser shall: (1) use their reasonable best efforts to promptly obtain any clearance required under the HSR Act for the consummation of this Agreement and the Transactions; (2) keep each other (including each other’s counsel) apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental Authority; and (3) comply promptly with any such material inquiry or request and supply to any Governmental Authority without undue delay any additional information requested; provided, however, that the Seller and the Purchaser shall each approve the content of any filings, material communications, presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission; provided, further, that such materials may be redacted to (x) remove references to commercially or competitively-sensitive information, and (y) address reasonable attorney-client privilege or confidentiality concerns. None of the Purchaser, the Company or any of their respective Affiliates shall (i) enter into any agreement with any Governmental Authority or extend any waiting period under the HSR Act without the consent of the other parties hereto (such consents shall not be unreasonably conditioned, delayed or withheld) or (ii) participate in any meeting or material discussion with any Governmental Authorities with respect to any such filings, applications, investigation or other inquiry without giving the other parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Seller, shall be limited to outside antitrust counsel only).

(b) Notwithstanding anything to the contrary set forth in this Agreement, none of Purchaser or any of its Affiliates shall be required to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to: (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company Group or Purchaser or its respective Affiliates, or otherwise take or commit to take any action that could reasonably limit Purchaser’s, its Affiliates’ or the Company Group’s freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (ii) terminate, modify or extend any existing relationships and contractual rights and obligations of the Company Group or Purchaser or its respective Affiliates, (iii) establish or create any relationships and contractual rights and obligations of the Company Group or Purchaser or its respective Affiliates, (iv) terminate any relevant venture or other arrangement, (v) effectuate any other change or restructuring of the Company Group, Purchaser or its respective Affiliates, (vi) enter into any agreement or stipulate to the entry of any order with the U.S. Federal Trade Commission, U.S. Department of Justice or other Governmental Authority, (vii) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any applicable Law, (viii) take any action as a result of any “Second Request” for additional information and documentary material from the U.S. Federal Trade Commission or U.S. Department of Justice, or (ix) enter into or agree to any other remedy, condition or commitment of any kind.

7.13 NYSE Listing. Prior to the Closing, DKL shall cause the Closing Unit Consideration to be listed on the NYSE, subject to official notice of issuance. Prior to the Closing, DKL shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to the Closing Unit Consideration in accordance with the requirements of the NYSE. DKL shall cause the NYSE Listing Application to be approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). Prior to the Closing, DKL shall deliver evidence reasonably satisfactory to the Seller that the DKL Common Units to be issued as Closing Unit Consideration have been approved for listing on the NYSE, subject to official notice of issuance.

7.14 Takeover Statutes. If any takeover law may become, or may purport to be, applicable to the Transactions, each of the Seller, the Company, the Purchaser Parties shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.15 Affiliate Arrangements. On or prior to the Closing Date, the Seller shall cause all Affiliate Arrangements, other than those that are being assigned, conveyed and transferred to the Seller or its Non-Company Affiliate as Excluded Items pursuant to Section 7.19, to be terminated without any further force or effect from and after the Closing.

7.16 Casualty Loss. If, during the period between the date hereof and the Closing Date, any of the Purchased Assets are damaged by one or more Events of Loss or are taken by a Governmental Authority by exercise of the power of eminent domain, (each, a “Taking”), then the following provisions of this Section 7.16 shall apply:

(a) Following the occurrence of (i) one or more Events of Loss, if the aggregate costs to restore, repair or replace the Purchased Assets damaged by all Events of Loss to a condition reasonably comparable in all material respects to their condition as of the date hereof, such amount pursuant to this clause (i) to be determined by mutual agreement of the parties, or, absent such agreement, by an independent third party appraiser or other qualified expert selected by the Seller and reasonably acceptable to the Purchaser (collectively, “Restoration Costs”) or (ii) any Taking, if the value of the property subject to all Takings, less any condemnation award received by the Purchaser or its Affiliates, such amount pursuant to this clause (ii) to be determined by mutual agreement of the parties, or, absent such agreement, by an independent third party appraiser or other qualified expert selected by the Seller and reasonably acceptable to the Purchaser (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to an amount equal to five percent (5%) of the Base Consideration, there shall be no effect on the transactions contemplated by this Agreement, including for purposes of the Closing conditions and the indemnification and termination provisions in this Agreement, except that, at Closing, if not otherwise previously paid over or assigned to the affected member of the Company Group, the Seller shall (A) pay or cause to be paid to the affected member of the Company Group all sums received by the Seller or any of its Affiliates as of the Closing Date from third parties in respect of all such Events of Loss or Takings, including property damage insurance proceeds (net of any such amounts expended by the Seller or any of its Affiliates prior to the Closing in furtherance of completing any related repair, restoration or replacement) or condemnation awards and (B) assign, transfer and set over unto such affected member all of the right, title and interest of the Seller or any of its Affiliates in and to any claims against, or unpaid proceeds or other payments from, third parties in respect of such Events of Loss or Takings.

(b) Subject to the Purchaser’s termination right set forth in Section 7.16(d), upon the occurrence of one or more Events of Loss or Takings involving aggregate Restoration Costs and a Condemnation Value in excess of an amount equal to five percent (5%) of the Base Consideration (a “Major Loss”), the Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by notice to the Purchaser, to restore, repair or replace the Purchased Asset prior to the Closing to a condition reasonably comparable in all material respect to their condition as of the date hereof. If the Seller elects to so restore, repair or replace such Purchased Assets relating to a Major Loss, which election shall be made by notice to the Purchaser prior to the Closing Date and as soon as reasonably practicable following the occurrence of such Major Loss, the Seller shall complete or cause to be completed prior to the Closing, as a condition to the Purchaser’s obligation to consummate the Closing, the repair, replacement or restoration of the damaged Purchased Asset to a condition reasonably comparable in all material respects to their condition as of the date hereof, and the Closing Date and the Outside Date shall be postponed for a period not in excess of ninety (90) days until the amount of time reasonably necessary to enable the Seller to complete the restoration, repair or replacement of such Purchased Asset as reasonably agreed between the parties has elapsed. If the Seller elects not to restore, repair or replace the property or assets affected by a Major Loss, or such Major Loss is the result, in whole or in part, of one or more Takings, or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 7.16(c) shall apply.

(c) Subject to the Purchaser’s termination right set forth in Section 7.16(d), in the event that (i) the Seller elects not to restore, repair or replace such assets or properties relating to a Major Loss, (ii) the Seller, having elected to repair, replace or restore such Purchased Assets, fails to cause such repair, replacement or restoration to be completed within the period of time agreed upon by the parties pursuant to or as otherwise required by Section 7.16(d), (iii) a Major Loss occurs that is not otherwise capable of being restored, repaired or replaced, then, in each case, the parties shall, within thirty (30) days following the occurrence of such event, then the number of DKL Common Units comprising the Closing Unit Consideration shall be reduced by a number of DKL Common Units having a value equal to such Restoration Costs or Condemnation Value, as applicable, in each case, less the costs of any amounts expended by or on behalf of the Seller or its Affiliates prior to the Closing to repair, replace or restore such Purchased Assets, which shall calculated using a deemed value per DKL Common Unit of $39.08, rounded to the nearest whole unit, and the parties shall proceed to the Closing; provided, that, from and after the Closing, the Purchaser shall (A) pay or cause to be paid to the Seller all sums received by the Purchaser or any of its Affiliates from third parties in respect of all such Events of Loss or Takings, including property damage insurance proceeds or condemnation awards, and (B) assign, transfer and set over unto the Seller all of the right, title and interest of the Purchaser or any of its Affiliates in and to any claims against, or unpaid proceeds or other payments from, third parties in respect of such Events of Loss or Takings.

(d) In the event that the aggregate Restoration Costs or Condemnation Value, as applicable, with respect to all Events of Loss or Takings equals an amount in excess of twenty-five percent (25%) of the Base Consideration, then each party shall have the right to terminate this Agreement by providing written notice to the other party not later than ten (10) Business Days after the determination of such Restoration Costs or Condemnation Value. If neither party timely elects to terminate this Agreement pursuant to the immediately preceding sentence, then the number of DKL Common Units comprising the Closing Unit Consideration shall be reduced by a number of DKL Common Units having a value equal to such Restoration Costs or Condemnation Value, as applicable, in each case, less the costs of any amounts expended by or on behalf of the Seller or its Affiliates prior to the Closing to repair, replace or restore such Purchased Assets, which shall calculated using a deemed value per DKL Common Unit of $39.08, rounded to the nearest whole unit, and the parties shall proceed to the Closing; provided, that, from and after the Closing, the Purchaser shall (A) pay or cause to be paid to the Seller all sums received by the Purchaser or any of its Affiliates from third parties in respect of all such Events of Loss or Takings, including property damage insurance proceeds or condemnation awards, and (B) assign, transfer and set over unto the Seller all of the right, title and interest of the Purchaser or any of its Affiliates in and to any claims against, or unpaid proceeds or other payments from, third parties in respect of such Events of Loss or Takings.

7.17 Financial Statements.

(a) On or prior to the Closing Date, the Seller shall furnish to the Purchaser unaudited condensed consolidated financial statements with respect to the Company Group as of and for the nine-month period ended September 30, 2024, prepared in accordance with GAAP and reviewed by an AICPA-Registered Firm. Such financial statements shall present fairly, in all material respects, the consolidated financial position and the results of operations, changes in members’ equity, and cash flows of the Company Group as of the date of and for the period referred to therein.

(b) In the event the Closing Date has not occurred on or prior to December 31, 2024, then as promptly as reasonably practicable and no later than seventy-five (75) calendar days after December 31, 2024, the Seller shall furnish to the Purchaser the audited consolidated financial statements with respect to the Company Group as of and for the year ended December 31, 2024, prepared in accordance with GAAP and audited in accordance with auditing standards of an AICPA-Registered Firm. Such financial statements shall present fairly, in all material respects, the consolidated financial position and the results of operations, changes in members’ equity, and cash flows of the Company Group as of the date of and for the period referred to therein. Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Seller or the Company to comply with this Section 7.17(b) be used by the Purchaser as any basis to assert the failure of any of the Purchaser’s conditions to Closing.

(c) In the event the Closing Date has not occurred on or prior to March 31, 2025, then as promptly as reasonably practicable and no later than forty (40) calendar days after the applicable interim period end, the Seller furnish to the Purchaser unaudited condensed consolidated financial statements with respect to the Company Group for each interim period completed since the end of the Company’s most recently completed fiscal year, prepared in accordance with GAAP and reviewed by an AICPA-Registered Firm. Such financial statements shall present fairly, in all material respects, the consolidated financial position and the results of operations, changes in members’ equity, and cash flows of the Company Group as of the date of and for the period referred to therein.

(d) Upon the written request of the Purchaser, the Seller shall use its good faith best efforts to provide as promptly as reasonably practicable all financial information with respect to the Company Group reasonably necessary for the Purchaser to prepare pro forma financial information pursuant to the pro forma information requirements of Regulation S-X Article 11.

(e) The Purchaser shall promptly reimburse (including following the Closing) the Seller and its Affiliates for any and all documented out-of-pocket costs (exclusive of internal costs) incurred by Seller or any of the Affiliates in connection with the actions contemplated under this Section 7.17.

(f) The Purchaser shall indemnify and hold harmless (including following the Closing) the Seller, its respective Affiliates and their respective representatives from and against any and all losses suffered or incurred by any of them in connection with their compliance with this Section 7.17, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct or bad faith by the Seller and its respective Affiliates or, in each case, such Person’s representatives.

7.18 Transition Services Agreement. From and after the date hereof until the Closing, the Seller and the Purchaser shall negotiate in good faith to enter into the Transition Services Agreement prior to the Closing for the Seller to provide such services at such prices, in each case, as may be reasonably agreed by the Seller and the Purchaser, acting in good faith, to the Company Group for the term described therein.

7.19 Excluded Items. The parties hereto acknowledge and agree that the Purchased Assets shall not include the Assets set forth on Schedule 7.19 (the “Excluded Items”). Prior to the Closing, the Seller shall cause the Excluded Items to be assigned, conveyed and transferred to the Seller or its Non-Company Affiliate.

ARTICLE VIII

POST-CLOSING COVENANTS

8.01 Post-Closing Access to Books and Records.

(a) From and after the Closing until the seventh (7th) anniversary thereof, (i) the Purchaser shall, and shall cause the Company Group to, provide the Seller and its agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the Books and Records with respect to periods or occurrences prior to the Closing Date for purposes of complying with any applicable Tax requirements, financial reporting or regulatory requirements and (ii) the Seller shall provide the Purchaser and its agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the Books and Records; provided, in each case, that such access does not unreasonably interfere with the normal operations of the Company Group or the Seller, as applicable, is permissible under applicable Law and does not jeopardize the health and safety of any employee of the Company Group or the Seller, as applicable, or their respective Affiliates. Unless otherwise consented to in writing by the Seller, none of the Purchaser nor any member of the Company Group shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the Books and Records of the Company Group for any period prior to the Closing Date without first offering to surrender to the Seller such Books and Records or any portion thereof which the Purchaser or any member of the Company Group may intend to destroy, alter or dispose of.

(b) Promptly following Closing, Seller shall deliver to Purchaser the Books and Records that exclusively relate to the business of the Company Group.

8.02 Director, Manager and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, the Company shall purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’, managers’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”), which provides “side A, B and C directors and officers” insurance coverage, for each of the individuals who were officers, directors, managers or similar functionaries of the Company Group at or prior to the Closing (each, a “D&O Indemnified Party”) on terms no less favorable (including with respect to policy limit and scope) as the policy or policies maintained by the Company Group immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (such policies, the “D&O Tail Policies”).

(b) For a period of six (6) years after the Closing, the Purchaser shall cause the Organizational Documents of each member of the Company Group to, contain provisions relating to the exculpation or indemnification of any officers, directors or similar functionaries that are no less favorable than as set forth in their respective Organizational Documents as of the date hereof. The Purchaser agrees and acknowledges that this Section 8.02 shall be binding on the Purchaser’s successors and assigns.

(c) The rights conferred in this Section 8.02 shall not be exclusive of any other right that a D&O Indemnified Party may have or hereafter acquire under any applicable Law, any provision of this Agreement, any agreement or vote of managers or otherwise. Each of the Purchaser Parties hereby acknowledges that the D&O Indemnified Parties have certain rights to indemnification, advancement of expenses or insurance provided by Non-Company Affiliates that are not members of the Company Group (collectively, the “Other Indemnitors”). Each of the Purchaser Parties hereby agrees that, with respect to any indemnification or other payment obligation owed, at any time, to a D&O Indemnified Party by the Company Group or any Other Indemnitor, whether pursuant to any Organizational Document, indemnification agreement or other document or agreement or pursuant to this Section 8.02, the members of the Company Group shall at all times, be the indemnitors of first resort (i.e., their obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to provide indemnification or other payment for the same expenses or liabilities incurred by a D&O Indemnified Party shall be secondary) to the extent the matter for which coverage is sought is covered by the D&O Tail Policies. Each of the Purchaser Parties hereby further agrees that no indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the Company Group shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against the Company Group to the extent the matter giving rise to such indemnification or other payment obligation is covered by the D&O Tail Policies and then only to the extent of amounts actually recovered under the D&O Tail Policies. Each Other Indemnitor is an express third-party beneficiary of the Purchaser’s covenants and agreements in this Section 8.02.

(d) If the Company Group or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company Group shall assume all of the obligations set forth in this Section 8.02.

(e) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company Group at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) The obligations under this Section 8.02 shall not be terminated or modified in such claim, in a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each D&O Indemnified Party and his or her successors, assigns and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.03 Further Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments (including (i) the transfer, to the extent transferable, and/or release of permits held by the Company Group that the Seller may be required to hold in connection with its ownership of the Excluded Items after the Closing and (ii) the retitling of the Assets set forth on Schedule 8.03 to a member of the Company Group), and shall take, or cause to be taken, all such further or other actions, reasonably necessary to evidence and effectuate the Transactions.

8.04 Employees and Employee Benefits.

(a) For a period of twelve (12) months following the Closing Date (or, if shorter, the period commencing on the Closing Date and ending on the date on which the applicable Continuing Employee’s employment with the Purchaser or its Affiliate terminates), the Purchaser shall, or shall cause its Affiliates (including the Company Group) to provide any Continuing Employee with (i) an annual base salary or base hourly wage rate, as applicable, and annual cash bonus and other incentive compensation opportunities that are substantially comparable in the aggregate, in each respect, to those provided to such Continuing Employee immediately prior to the Closing Date, (ii) employee benefits (including retirement plan participation but other than equity-based compensation) that are substantially comparable in the aggregate to the employee benefits provided to the similarly-situated employees of the Purchaser and (iii) severance benefits that are substantially comparable in the aggregate to those that are set forth on Schedule 8.04 for such Continuing Employee.

(b) With respect to each Continuing Employee, effective as of the Closing Date, the Purchaser shall, and shall cause its Affiliates to take commercially reasonable efforts: (i) recognize, for purposes of eligibility and vesting (but excluding benefit levels and accruals) under all plans, programs and arrangements established or maintained by the Purchaser or its Affiliates for the benefit of such Continuing Employee (other than equity-based compensation), service with the Seller and its Non-Company Affiliates prior to the Closing Date to the extent such service was recognized under the corresponding Seller Benefit Plan immediately prior to the Closing Date; (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Purchaser or its Affiliates for the benefit of such Continuing Employee, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing Date; (iii) provide full credit for all co-payments, deductibles and similar payments such Continuing Employee made or incurred under a Seller Benefit Plan prior to the Closing Date for the plan year in which the Closing occurs, as possible under the rules of the Purchaser’s Benefit Plan; and (iv) credit each Continuing Employee with the amount of accrued but unused paid time off, vacation, sick leave, personal leave, personal holiday pay and other time-off benefits as such Continuing Employee had with the Seller or its Affiliates as of the Closing Date.

(c) Without limiting the foregoing, the Purchaser shall allow Continuing Employees to use the paid time off, vacation, sick leave, personal leave, personal holiday pay and other time-off benefits recognized or established in accordance with clause (iv) of Section 8.04(b) in accordance with the terms of the Company Group’s policies and programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any paid time off, vacation, sick leave, personal leave, personal holiday pay or other time-off benefits accrued under the applicable plans or policies of the Purchaser or its Affiliates on or following the Closing).

(d) The provisions of this Section 8.04 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any Business Employees), officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 8.04. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Seller Benefit Plan or any other Employee Benefit Plan; (ii) alter or limit the ability of the Purchaser, its Subsidiaries or the Company Group to amend, modify or terminate any Employee Benefit Plan after the Closing Date; or (iii) confer upon any current or former employee (including any Business Employees), officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser, its Subsidiaries or the Company Group, or constitute or create an employment agreement with any employee.

(e) Upon and following the Closing Date, none of the Purchaser or any of its Affiliates (including, following the Closing, the Company Group) shall terminate any Continuing Employees in such numbers as could trigger any liability or obligation for the Seller or any of its Affiliates under WARN or any similar Laws. The Purchaser shall, and shall cause each of its Affiliates and Subsidiaries (including, following the Closing, the Company Group) to, comply with any and all applicable notice, pay or filing requirements under WARN or any similar Laws.

8.05 Seller Marks.

(a) Each of the Purchaser Parties acknowledges and agrees that neither it nor the Company is purchasing, acquiring or otherwise obtaining any right, title or interest in the Seller Marks and that the Seller is the exclusive owner of the Seller Marks, and, except as otherwise agreed in writing by the Seller and the Company, from and after the Closing, the Company, the Purchaser Parties and their respective Affiliates shall not have any rights in or to the Seller Marks. Notwithstanding the foregoing, the Seller hereby agrees that upon the Closing, the Company will have the sole right to the use of the name “McKenzie Energy Partners, LLC” or names, service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or otherwise used in the business of the Company. To the extent the Company owns any Trademarks or social media identifiers and accounts, excluding, in each case, all rights, title and interest to and in McKenzie Energy Partners, LLC, effective as of the Closing, the Company hereby irrevocably assigns to the Seller all worldwide rights, title and interest in and to all such Trademarks and social media accounts and identifiers, in each case, together with (i) any and all claims and causes of action with respect thereto, whether accruing before, on or after Closing, and the right to seek damages for the past, present or future infringement, misappropriation, dilution or other violation thereof, (ii) all rights to proceeds, income, revenues and royalties with respect thereto, whether accruing before, on or after Closing, and (iii) the goodwill of the business appurtenant thereto.

(b) As promptly as practicable, but in any event within ninety (90) days after Closing, the Purchaser shall (and shall cause its Affiliates (including the Company) to) change their respective legal and corporate names to such other names that do not include any of the Seller Marks (or any portion thereof) and make all necessary filings and cause all applicable Governmental Authority, to change all applications, registrations, and filings, including corporate names, seals and certificates of the Purchaser and its Affiliates (including the Company), such that they will not include any of the Seller Marks (or portions thereof).

(c) From and after the Closing, the Purchaser shall not and shall cause its Affiliates (including the Company) not to (i) use, register or seek to use or register in any jurisdiction any of the Seller Marks, (ii) contest the use, ownership, validity or enforceability of any rights of the Seller or any of its Affiliates in or to any of the Seller Marks, or (iii) represent that any of them have the authority to bind the Seller or any of its Affiliates.

(d) Notwithstanding the foregoing, following the Closing, the Company may use the Seller Marks in the operation of the Company solely to utilize existing stationery, business cards, web sites, signage and other similar items that bear the Seller Marks as of the Closing (collectively, the “Branded Materials”) until the existing supply of such items is depleted or 180 calendar days following the Closing Date, whichever occurs first (at which time the Company shall promptly destroy, rebrand or otherwise dispose of, all remaining Branded Materials); provided, that (i) such utilization shall be substantially the same (and use substantially the same standard of care) as the Company used the Branded Materials in the twelve (12) months prior to the Closing, and (ii) the Purchaser shall not (and shall cause its Affiliates (including, after the Closing, the Company) not to) (A) alter the use of the Seller Marks on the Branded Materials as such Seller Marks were used as of the Closing, other than to remove or conceal such Seller Marks or apply notices of ownership by the Seller of such Seller Marks, (B) develop new Branded Materials (or additional copies or instances of existing Branded Materials) bearing any of the Seller Marks, (C) use any of the Seller Marks in connection with any Branded Material in any manner that tarnishes, harms or disparages the Seller, any of its Affiliates, or any of the Seller Marks (or any goodwill associated therewith), or (D) use any of the Seller Marks in connection with any business acquired after the Closing by any of the Purchaser or its Affiliates (including the Company). All goodwill associated with the use by the Purchaser and its Affiliates (including the Company) of the Seller Marks shall inure to the sole and exclusive benefit of the Seller or its Affiliates, as applicable. The Purchaser Parties shall jointly and severally indemnify and hold the Seller and its Affiliates harmless for any losses the Seller or its Affiliates suffer from or that arise or relate to the Purchaser’s or any of its Affiliates’ (including the Company’s) use of any of the Seller Marks, whether or not permitted by this Section 8.05.

8.06 Non-Solicitation; Non-Competition.

(a) Following the Closing and for a period of two (2) years thereafter (the “Restricted Period”), the Seller covenants and agrees that the Seller and its Non-Company Affiliates shall not, within the Restricted Area, engage in the Restricted Business in competition with the Company Group.

(b) During the Restricted Period, the Seller covenants and agrees that the Seller and its Non-Company Affiliates shall not, directly or indirectly, solicit or induce any Continuing Employee to terminate his or her employment or engagement with the Purchaser or the Company Group or otherwise alter such Continuing Employee’s relationship with the Purchaser or the Company Group. Notwithstanding the foregoing, (i) a general solicitation not directed at any Continuing Employee shall not be deemed a breach of this Section 8.06(b) and (ii) nothing herein shall prohibit the Seller or its Non-Company Affiliates from soliciting, hiring or engaging any Continuing Employee whose employment with the Purchaser or the Company Group, as applicable, has involuntarily ended prior to the Seller taking such action.

(c) The Seller acknowledges that it is deriving substantial value and proceeds from the transactions contemplated by this Agreement and the restrictions contained in this Section 8.06 are reasonable and necessary to protect the legitimate interests of the Purchaser, and are necessary to protect the goodwill and other legitimate business interests associated with the Company that are being transferred hereunder by the Seller to the Purchaser for valuable consideration. Notwithstanding anything to the contrary set forth in this Section 8.06, the covenants and obligations set forth in this Section 8.06 shall not bind any successor in interest to the Seller or any of its Non-Company Affiliates or any of its Assets in the event that the Seller, any of its Non-Company Affiliates or any or all of the businesses or Assets of the Seller or any of its Non-Company Affiliates are transferred to or acquired by (whether by purchase, merger, consolidation, liquidation or other transaction) another party. For the purposes of clarity and without limitation, this Section 8.06 shall not apply to Sponsor or any of its Affiliates (except for the Seller and its Non-Company Affiliates) or other portfolio companies.

8.07 Insurance Matters. From and after the Closing, the Seller shall, and shall cause its Non-Company Affiliates to, maintain in effect and not terminate, cancel, allow to lapse, amend, waive or modify in a manner adverse to the members of the Company Group or any of their directors, managers, officers or employees (collectively, the “Company Group Insureds”) any occurrence-based insurance policy that covers any member of the Company Group or any of their businesses, assets, properties, operations, directors, managers, officers or employees with respect to any occurrences, acts, omissions, events, conditions, facts, circumstances, losses, damages and/or liabilities which occur or exist or are alleged to have occurred or existed, or were incurred or claimed to have been incurred, at or at any time prior to the Closing (collectively, “Pre-Closing Insurance Policies”, and any such occurrences, acts, omissions, events, conditions, facts, circumstances, losses, damages and liabilities, “Pre-Closing Matters”); provided, that nothing herein shall restrict the Seller and its Affiliates from making claims for the benefit of the Seller and its Affiliates under the Pre-Closing Insurance Policies, and the Seller and its Affiliates shall be entitled to pursue, negotiate, settle or resolve any claim for the benefit of the Seller and its Affiliates under such Pre-Closing Insurance Policies. The Seller, on its own behalf and on behalf of its Non-Company Affiliates, agrees that the Purchaser and the Company Group Insureds shall be entitled to make claims under any such applicable Pre-Closing Insurance Policy following the Closing with respect to Pre-Closing Matters. The Seller shall, and shall cause its Non-Company Affiliates to, use commercially reasonable efforts to assist the Purchaser or any Company Group Insured, as applicable, in asserting any such claims and making the benefits of any such Pre-Closing Insurance Policies available to the Purchaser and/or the Company Group Insureds. In furtherance of the foregoing, the Seller shall, and shall cause its Non-Company Affiliates to, provide reasonable assistance to the Purchaser and the Company Group in connection with their investigation of the facts and circumstances underlying any potential claims, and their assertion of any such claims under any such Pre-Closing Insurance Policies, which shall include, for the avoidance of doubt, (i) providing information and documentation reasonably requested by the Purchaser and/or the Company Group Insureds and their respective representatives, including access to facilities and personnel of the Seller and its Non-Company Affiliates, to the extent such information and documentation reasonably relates to any such potential claim, as soon as reasonably practicable, and in any event, with sufficient time to permit the Purchaser and/or the Company Group Insureds to comply with the terms of the applicable Pre-Closing Insurance Policy, and (ii) permit the Purchaser and/or the Company Group Insureds to control any such claims, including negotiation and settlement of the claim with the applicable insurer.

8.08 Post-Closing Financial Information. Subsequent to the Closing Date and until the financial statements required to be filed by DKL in connection with the Transactions pursuant to Regulation S-X Article 11 are no longer required (and, in no event shall any such obligations pursuant to this provision extend beyond March 31, 2026), upon the Purchaser’s written request, the Seller shall use its commercially reasonable efforts to provide to the Purchaser and its Affiliates any information relating to the Company Group determined in good faith by the Purchaser or its Affiliates to be (a) required by applicable provisions of securities Laws to be included in any filings to be made by DKL or its Affiliates with the SEC, or (b) required by GAAP or applicable securities Laws to be included in the financial statements of the Purchaser or its Affiliates. Such information shall be provided to the Purchaser or its Affiliates as soon as practicable after the written request, but in no event later than sixty (60) days after such request for information relevant to the preparation of audited financial statements or forty (40) days after such request for information relevant to preparation of unaudited financial statements or other information. With respect to any audited financial statements or other information derived therefrom and upon the Purchaser’s reasonable request, the Seller shall use commercially reasonable efforts to cause the AICPA-Registered Firm to (i) deliver such audit reports, consents and comfort letters as are required by applicable securities Laws or are customary as promptly as reasonably practicable, but in no event later than the date the corresponding audited financial statements or other information is required to be provided by this Section 8.08, and shall provide authorizations and representation letters to the extent reasonably required by such accounting firm, and (ii) make available to the Purchaser, any Affiliate of the Purchaser, any lender, any underwriter and their respective advisors its work papers or other materials in its possession relating to such financial statements or other information and to otherwise cooperate in any due diligence investigation. The Purchaser shall promptly reimburse the Seller and its Affiliates for any and all documented out-of-pocket costs (exclusive of internal costs) incurred by the Seller or any of its Affiliates in connection with the actions contemplated under this Section 8.08. The Purchaser shall indemnify and hold harmless the Seller, its respective Affiliates and their respective representatives from and against any and all losses suffered or incurred by any of them in connection with their compliance with this Section 8.08, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct or bad faith by the Seller and its respective Affiliates or, in each case, such Person’s representatives.

ARTICLE IX

INDEMNIFICATION

9.01 Indemnification of the Indemnified Parties.

(a) From and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against all losses incurred or suffered by any Purchaser Indemnitees to the extent caused by, arising out of, resulting from or relating to any Specified Liability.

(b) From and after the Closing, except for losses for which the Seller is required to indemnify Purchaser Indemnitees under Section 9.01(a), the Purchaser Parties shall indemnify, defend and hold harmless the Seller Indemnitees from and against all losses incurred or suffered by any Seller Indemnitees to the extent caused by, arising out of, resulting from or relating to any claims by any Business Employee asserting the Purchaser’s or its Affiliate’s interview, offer, or hire process with respect to such Business Employee violated any Law (including any claim of discrimination based on Purchaser’s hiring decision with respect to such Business Employee).

9.02 Limitations. Notwithstanding anything to the contrary in this Agreement:

(a) The Indemnity Escrow Funds shall be the Purchaser Indemnities’ sole source of recovery for amounts payable to the Purchaser pursuant to this Article IX, and the Seller shall have no further liability with respect thereto.

(b) Under no circumstances shall any party be entitled to duplicate recovery under this Agreement with respect to any indemnification claim pursuant to this Article IX, even though the facts or series of related facts giving rise to such claim may constitute a breach of more than one representation, warranty or covenant or agreement set forth herein, or in any of the agreements or instruments entered into in connection with the Closing.

(c) Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any liabilities subject to indemnification pursuant to this Article IX promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such liabilities. Until the third anniversary of the Closing Date, the Purchaser Parties shall not, and shall cause their respective Affiliates not to, disclose or otherwise assert to any Continuing Employee (i) that any action or inaction of the Seller or any of its Affiliates (including the Company Group prior to the Closing) related to or giving rise to any Specified Liability was a violation or a potential violation of Law or (ii) the existence of the indemnifications in this Article IX.

(d) Notwithstanding the foregoing, the amount of any liabilities that are subject to indemnification under this Article IX shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party; provided, that, if any Indemnified Party recovers an amount from a third party in respect of losses that are the subject of indemnification hereunder after all or a portion of such losses have been paid by the Seller pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) (x) the amount paid by the Indemnifying Party in respect of such losses plus (y) the amount received by the Indemnified Party in respect thereof (net of out-of-pocket costs and expenses reasonably incurred in obtaining such recovery) over (B) the full amount of the losses that are the subject of indemnification hereunder.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE IX WITH RESPECT TO, NOR SHALL THE INDEMNIFIABLE LOSSES HEREUNDER INCLUDE OR BE DEEMED TO INCLUDE, AND EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS WITH RESPECT TO CLAIMS UNDER

THIS ARTICLE IX AS TO CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, DIMINUTION OF VALUE AND ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, IN EACH CASE, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ OR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT A THIRD PARTY IS AWARDED SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES), WHICH DAMAGES SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.

9.03 Indemnification Procedure for Third-Party Claims.

(a) Promptly following receipt by an Indemnified Party of written notice by a third party (including any Governmental Authority) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding from such third party with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), the Indemnified Party will provide written notice thereof to the Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party will not limit the Indemnified Party’s right to indemnification under this Article IX unless, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. Such notice will describe the Third-Party Claim in reasonable detail, subject to the first proviso to this Section 9.03(a), include copies of all material written evidence thereof and indicate the good faith estimated amount, if reasonably practicable, of the loss that has been or may be sustained. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party, within thirty (30) days thereafter (which notice shall set forth the Indemnifying Party’s agreement to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim), to assume the defense of such Third-Party Claim, including the employment of counsel and the payment of the fees and disbursements of such counsel.

(b) Notwithstanding the foregoing, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party may not assume the defense of a Third-Party Claim if (i) the claim could result in imprisonment of or imposition of a civil or criminal fine against the Indemnified Party, (ii) the claim could result in an equitable remedy that would impair the Indemnified Party’s ability to exercise its rights under this Agreement or (iii) the claim names both the Indemnified Party and the Indemnifying Party and representation of both such parties by the same counsel would create a conflict.

(c) If the Indemnifying Party (i) does not assume or is not entitled to assume, in accordance with Section 9.03(b) above, the defense of such Third-Party Claim within thirty (30) days of receipt of the notice thereof, or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps to defend diligently such Third-Party Claim within fifteen (15) days after receiving written notice from the Indemnified Party stating that the Indemnifying Party has so failed, the Indemnified Party will be entitled to assume such defense, at the Indemnifying Party’s sole cost and expense, upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party (x) shall have the right to participate in the defense of the Third-Party Claim at its sole cost and expense, (y) may at any time thereafter assume the defense of the Third-Party Claim, in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnifying Party’s counsel incurred prior to the assumption by the Indemnifying Party of defense of the Third-Party Claim, and (z) shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent.

(d) The Indemnified Party shall, and shall cause its Affiliates and representatives to, provide reasonable cooperation with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which the Indemnified Party is seeking indemnification pursuant to this Article IX that the Indemnifying Party has elected to control, including by providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.04 Indemnification Procedure for Non-Third Party Claims. The Indemnified Party will deliver written notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third-Party Claim, which notice shall also state (a) that the Indemnified Party has paid or properly accrued losses or anticipates that it will incur liability for losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement and (b) the date such item was paid or accrued. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnifying Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.05 Survival of Indemnification Claims. All claims for indemnification under this Article IX must be asserted no later than the third anniversary of the Closing Date. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, the Indemnifying Party has been properly notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.06 Recovery. Following the final resolution (including any appeal) of any claim pursuant to which an Indemnified Party has made a claim for indemnification under this Article IX for any Losses, the Indemnified Party shall deliver to the Indemnifying Party an accounting of any such losses. In the event the Indemnifying Party has timely disputed the Indemnified Party’s right to indemnification under this Article IX or the amount thereof, the Purchaser and the Seller will, as promptly as reasonably practicable, establish the merits and amount of such claim for indemnification (by mutual agreement, litigation or otherwise). Within five (5) Business Days of the final determination of the amount of any claim for indemnification under this Article IX, the Seller and the Purchaser shall deliver joint instructions to the Escrow Agent, in a form as reasonably agreed upon by the parties, instructing the Escrow Agent to release from the Indemnity Escrow Account and deliver to the applicable Indemnified Party an amount equal to the lesser of (x) such finally determined losses and (y) the Indemnity Escrow Funds. For the avoidance of doubt, the Indemnity Escrow Funds shall be the Purchaser’s sole source of recovery for amounts payable to the Purchaser pursuant to this Article IX, and neither the Seller nor any of its Affiliates shall have any further liability with respect thereto.

9.07 Release of Indemnity Escrow Funds. On the three (3)-year anniversary of the Closing Date, the Seller and the Purchaser shall deliver joint instructions to the Escrow Agent, in a form as reasonably agreed upon by the parties, instructing the Escrow Agent to release from the Indemnity Escrow Account and deliver to the Seller or its designee any then-remaining Indemnity Escrow Funds; provided, however, that if there are any then-unresolved good faith claims for indemnification pursuant to Section 9.01(a) as of such date, then the Escrow Agent shall only be instructed to release an amount equal to the amount (if any), by which the then-remaining Indemnity Escrow Funds exceed the aggregate amount of losses asserted in such then-unresolved good faith claims for indemnification. Promptly following the final resolution (including any appeal) of such claims, the Seller and the Purchaser shall deliver joint instructions to the Escrow Agent, in a form as reasonably agreed upon by the parties, instructing the Escrow Agent to release from the Indemnity Escrow Account and deliver (a) to the applicable Indemnified Party the amount (if any) to which such Indemnified Party is entitled in accordance with Section 9.06 and (b) after giving effect to the release of Indemnity Escrow Funds pursuant to the foregoing clause (a) (if any), to the Seller any remaining Indemnity Escrow Funds.

9.08 Tax Treatment. The parties agree to treat any payment made pursuant to this Article IX as an adjustment to the purchase price for the Purchased Assets for all Tax purposes to the extent permitted by applicable Law.

9.09 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article IX) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

ARTICLE X

TERMINATION; SPECIFIC PERFORMANCE

10.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

(a) by mutual written consent of the Purchaser Parties, on the one hand, and the Seller and the Company, on the other hand;

(b) by either of the Purchaser Parties, on the one hand, or by the Company or the Seller, on the other hand, by written notice to the other, upon the issuance by any Governmental Authority of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of the Transactions, which order, decree, ruling or any other action shall have become final and non-appealable and which renders the conditions set forth in Section 3.03(a) or Section 3.03(b) incapable of being satisfied; provided, that no termination may be made under this Section 10.01(b) if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of the terminating party or its Affiliate;

(c) by either of the Purchaser Parties, on the one hand, or by the Company or the Seller, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before April 1, 2025 (the “Outside Date”); provided, that no termination may be made under this Section 10.01(c) if (i) the failure to close shall have been caused by the action or inaction of the terminating party or its Affiliate, (ii) the non-terminating party (in the case the Company or the Seller is the terminating party) has the right to terminate this Agreement pursuant to Section 10.01(d) or (iii) the non-terminating party (in the case either of the Purchaser Parties is a terminating party) has the right to terminate this Agreement pursuant to Section 10.01(e) or Section 10.01(f);

(d) by either of the Purchaser Parties, if the Purchaser Parties are not then in material breach of this Agreement, by written notice to the Company, upon a breach of any covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.01(a) or Section 3.01(b) would not be satisfied and such breach has not been cured within thirty (30) days after written notification thereof by either of the Purchaser Parties;

(e) by the Company or the Seller, if the Company and the Seller are not then in material breach of this Agreement, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of either of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a) or Section 3.02(b) would not be satisfied and such breach has not been cured within thirty (30) days after written notification thereof by either of the Company or the Seller;

(f) by the Company or the Seller (i) by giving written notice to the Purchaser (A) if all the conditions set forth in Section 3.01 and Section 3.03 have been satisfied or waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (B) the Purchaser Parties do not consummate the Closing when the Closing is required to occur pursuant to Section 2.02 and (ii) such failure to consummate the Closing is not cured within five (5) Business Days of the date the Closing is required to occur; or

(g) by the Purchaser or the Seller, pursuant to Section 7.16.

10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, then this Agreement shall become void and of no further force and effect (other than Article I, the last sentence of Section 7.02, Section 7.06, Section 7.11, Section 7.17(e) and (f), Section 8.08, this Section 10.02, Section 10.03, Section 10.04, Section 13.01, Section 13.02, Section 13.03, Section 13.06, Section 13.08, Section 13.09, Section 13.10, Section 13.11, Section 13.12, Section 13.14, Section 13.16, Section 13.17 and Section 13.18, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, other than liabilities and obligations under the Confidentiality Agreement.

10.03 Deposit.

(a) If the Seller or the Company terminates this Agreement pursuant to Section 10.01(e) or pursuant to Section 10.01(f), then (i) the Seller and the Purchaser shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit, together with any interest accrued thereon, to the Seller, and the receipt of the Deposit by the Seller shall be the Seller’s and its Affiliates’ sole and exclusive remedy and source of recovery for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, (ii) the parties shall mutually release each other from any residuary claims they may have against each other for losses relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, (iii) there shall be no liability in connection with this Agreement on the part of any of the Seller, the Purchaser, their Affiliates or any of their respective representatives to any other party hereto, (iv) all rights and obligations of any party under this Agreement shall cease and (v) each party hereby waives any and all rights to make any claims against any other party with respect to such other party’s obligations under this Agreement, except in the event of Fraud. Nothing herein shall be construed to prohibit the Seller or the Company from first seeking specific performance, but, to the extent Seller or the Company, as applicable, fails at specific performance or abandons pursuit of such, thereafter terminating this Agreement and exercising its right to receive the Deposit.

(b) If either of the Purchaser Parties terminates this Agreement pursuant to Section 10.01(d), then the Seller and the Purchaser shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit, together with any interest accrued thereon, to the Purchaser, and the parties acknowledge and agree that in such circumstance the Purchaser shall have the right to seek actual damages against Seller up to the amount of the Deposit, and all other remedies are hereby expressly waived by the Purchaser. Nothing herein shall be construed to prohibit the Purchaser from first seeking specific performance, but to the extent the Purchaser fails at specific performance or abandons pursuit of such, thereafter terminating this Agreement and exercising its right to recover (in addition to a return of its Deposit) the costs to which it is entitled above.

(c) If this Agreement is terminated pursuant to Section 10.01 for any reason other than the reasons described in clause (a) or (b) above, then (i) the Seller and the Purchaser shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit, together with any interest accrued thereon, to the Purchaser, and the receipt of the Deposit by the Purchaser shall be the Purchaser’s and its Affiliates’ sole and exclusive remedy and source of recovery for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, (ii) the parties shall mutually release each other from any residuary claims they may have against each other for losses relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, (iii) there shall be no liability in connection with this Agreement on the part of any of the Seller, the Purchaser, their Affiliates or any of their respective representatives to any other party hereto, (iv) all rights and obligations of any party under this Agreement shall cease and (v) each party hereby waives any and all rights to make any claims against any other party with respect to such other party’s obligations under this Agreement, except in the event of Fraud.

(d) Notwithstanding any other provision of this Agreement to the contrary, each of the parties acknowledges that the receipt of the Deposit by the Seller pursuant to Section 10.03(a), in lieu of any other remedies at Law or in equity, is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Seller and its Affiliates in the circumstances in which such Deposit may be retained for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impracticable to calculate with precision and that, without the agreements contained in this Section 10.03, the parties would not enter into this Agreement. Notwithstanding the foregoing provisions of this Section 10.03, each of the parties acknowledges that the Deposit is not liquidated damages with respect to, and shall not limit damages related to, breaches of the Confidentiality Agreement or for claims for damages resulting from, or causes of action arising from Fraud.

10.04 Specific Performance.

(a) Notwithstanding the foregoing, it is expressly agreed that:

(i) the Seller will be entitled to specific performance of each of the Purchaser Parties’ obligations to consummate the Closing in the event that, but only in the event that the Seller or the Company has the right to terminate the Agreement pursuant to Section 10.01(e) or Section 10.01(f); and

(ii) the Purchaser Parties will be entitled to specific performance of the Seller’s obligation to consummate the Closing in the event that either of the Purchaser Parties has the right to terminate the Agreement pursuant to Section 10.01(d).

(b) The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. No party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.04 will be required to provide any bond or other security in connection therewith. The remedies available to the Company and the Seller pursuant to this Section 10.04 will be in addition to any other remedy to which they were entitled at law or in equity.

(c) If, before the Outside Date, any party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (i) for the period during which such action is pending and until such action has been finally resolved by a non-appealable ruling by an arbitrator or court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days, or (ii) by such greater time period established by the court or arbitrator presiding over such action, as the case may be.

(d) In the event the Purchaser is required to consummate the Closing pursuant to an award of injunctive relief obtained by the Seller, then the Seller and the Purchaser shall promptly deliver a joint instruction letter to the Escrow Agent instructing the Escrow Agent to deliver the Deposit, together with any interest accrued thereon, to the Seller and an amount equal to the Deposit, together with any interest accrued thereon, shall be credited toward the payment of the Estimated Closing Cash Amount as set forth in Section 2.01(a).

ARTICLE XI

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS

11.01 No Survival. Except (a) with respect to damages arising from the Fraud of Seller, the Purchaser Parties or their respective Affiliates and (b) for Section 4.10, Section 5.28 and Section 6.16, none of the representations or warranties set forth in Article IV, Article V or Article VI shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing. Except with respect to damages arising from the Fraud of Seller, the Purchaser Parties or their respective Affiliates, none of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. The covenants set forth in Article IX and Article XII shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein. Notwithstanding anything to the contrary in this Agreement, except for claims under Article IX or in the case of damages resulting from the Fraud of the Seller, the R&W Policy shall be the sole and exclusive source of recourse for the Purchaser Parties and their respective representatives and Affiliates for any matter arising out of or in respect of this Agreement or any of the Transaction Documents.

11.02 Exclusive Remedy.

(a) From and after (i) the date hereof until the Closing, each of the Purchaser Parties’ and their respective Non-Recourse Parties’ sole and exclusive remedy against the Company Group, the Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 10.01, Section 10.03 or Section 10.04 in accordance with the terms hereof, and (ii) the Closing, the Purchaser Parties’ and their respective Non-Recourse Parties’ (including the Company Group’s) sole and exclusive remedy against the Seller and each of its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including the Comprehensive Environmental Response Compensation and Liability Act, as amended, and other Environmental Laws), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01. In furtherance of the foregoing, effective as of the Closing, each of the Purchaser Parties hereby waives and releases to the fullest extent permitted under applicable Law, the Company Group, the Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it (including after the Closing by or through any member of the Company Group) may have against the Company Group, the Seller or their respective Non-Recourse Parties relating (directly or indirectly) to the Company Group, the relationship of the Seller and its Non-Recourse Parties with the Company Group, the Membership Interests, this Agreement, the subject matter of this Agreement or the Transactions (including relating to any exhibit, Schedule or document delivered hereunder), regardless of the legal theory under which right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise) and including any rights to rescission of the Transactions, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01. The limits imposed on the Purchaser Parties’ and their Non-Recourse Parties’ remedies with respect to this Agreement and the Transactions (including this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder. None of the Purchaser Parties or any of their respective Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(b) From and after (i) the date hereof until the Closing, the Seller’s and its Non-Recourse Parties’ sole and exclusive remedy against the Purchaser and each of its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 10.01, Section 10.03 or Section 10.04 in accordance with the terms hereof, and (ii) the Closing, the Seller’s and its Non-Recourse Parties’ sole and exclusive remedy against the Purchaser and each of its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including the Comprehensive Environmental Response Compensation and Liability Act, as amended, and other Environmental Laws), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01. In furtherance of the foregoing, effective as of the Closing, the Seller hereby waives and releases to the fullest extent permitted under applicable Law, the Company Group, the Purchaser and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Company Group, the Purchaser or their respective Non-Recourse Parties relating (directly or indirectly) to the Company Group, the relationship of the Purchaser and its Non-Recourse Parties with the Company Group, the Membership Interests, this Agreement, the subject matter of this Agreement or the Transactions (including relating to any exhibit, Schedule or document delivered hereunder), regardless of the legal theory under which right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law, on the basis of “unjust enrichment” or otherwise) and including any rights to rescission of the Transactions, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01. The limits imposed on the Seller’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the Transactions (including this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the assets to be acquired by the Purchaser hereunder. None of the Seller or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(c) Nothing in this Article XI shall limit (i) a party’s right to seek specific performance of the other parties’ obligations hereunder in accordance with Section 10.04 or (ii) a party’s right to bring a claim for damages resulting from Fraud against the party committing such Fraud.

ARTICLE XII

TAX MATTERS

12.01 Tax Returns. The Purchaser shall be responsible for the preparation and filing of any Tax Return of the Company Group that is not a Seller Consolidated Return that is required to be filed after the Closing Date. To the extent it could be reasonably anticipated that the Seller might be liable for any Taxes or other amounts in respect of a Pre-Closing Tax Period (including on a pass-through or similar basis), (a) the Purchaser shall deliver to the Seller a draft of each such Tax Return that is not a Seller Consolidated Return at least thirty (30) days prior to the due date for filing such Tax Return and the Seller shall be entitled to review and comment on such Tax Return, (b) the Purchaser shall incorporate any reasonable comments that the Seller submits to the Purchaser no less than seven (7) days prior to the due date of such Tax Return, and (c) the Purchaser shall cause each such Tax Return (as revised to incorporate any reasonable comments timely received from the Seller) to be timely filed with the applicable Governmental Authority and will provide a copy thereof to the Seller within ten (10) days of filing such Tax Return. The Seller shall prepare and file, or cause to be prepared and filed, all Seller Consolidated Returns (for the avoidance of doubt, any and all items and activities of each Company Group member for any Pre-Closing Tax Period shall be included in a Seller Consolidated Return to the extent permitted under applicable Tax law) and shall pay, or cause to be paid, all Taxes owed with respect to such Seller Consolidated Returns.

12.02 Tax Cooperation. The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of Tax Returns and the defense of any audit, litigation or other proceeding with respect to Taxes (each a “Tax Proceeding”) imposed on or with respect to the Purchased Assets or the operations or activities of the Company Group. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent it could be reasonably anticipated that the Seller may be liable for any Taxes or other amounts in respect of a Pre-Closing Tax Period, the Purchaser Parties and members of the Company Group shall not (and shall not permit any of their respective Affiliates to) settle or compromise any such Tax Proceeding, or take any other action with respect to any Tax Return of the Company Group for such Pre-Closing Tax Period, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) and shall use commercially reasonable efforts to promptly notify the Seller of and allow the Seller to participate in respect to such Tax Proceeding or Tax Return.

12.03 Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer, stamp, excise, stock transfer or other similar Taxes imposed in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller when due. The party or parties required by applicable Law shall file (or cause to be filed) all necessary Tax Returns in respect of Transfer Taxes that are required by applicable Law to be filed.

12.04 Tax Attributes. Any refunds, credits, offsets against or other reductions of Taxes of the Purchaser or any member of the Company Group (including as a result of (i) any overpayment of Taxes from a Pre-Closing Tax Period, (ii) any prepayment of Taxes in a Pre-Closing Tax Period, or (iii) deduction of any Transaction Tax Deductions), including any interest received from a Governmental Authority thereon, that are attributable to any Pre-Closing Tax Period or any Transaction Tax Deductions of a member of the Company Group, shall be for the account of the Seller except to the extent taken into account in the calculation of the Closing Working Capital. Promptly upon Purchaser Parties’ or applicable member of the Company Group’s (or any of its Affiliates’) receipt of or benefit from any such amount, and in any event within thirty (30) days of such receipt or benefit, the Purchaser shall pay over, or cause to be paid over, to the Seller, by wire transfer of immediately available funds, any such refunds, credits, offsets against or other reductions of Tax, together with any interest received from an applicable Governmental Authority thereon. DKL, the Purchaser and each member of the Company Group shall, and shall cause each of their respective Affiliates to, use reasonable efforts to obtain such available refunds, credits, offsets against or other reductions of Tax.

12.05 Tax Treatment; Purchase Price Allocation.

(a) In reliance upon the representations of the parties pursuant to Section 5.08(f)(i) and Section 6.15, each of the parties acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, the transactions pursuant to this Agreement are intended to be treated as: (i) a transfer of the assets of the Company Group members, (ii) a purchase and sale of such assets (and assumption of (or taking assets subject to) a proportionate amount of any outstanding liabilities) of the Company Group members to the extent the Membership Interests are treated as being transferred to the Purchaser in exchange for the Closing Cash Amount (and the parties will reasonably consult with each other and attempt to reasonably agree to the portion of the liabilities of the Company Group members assumed (or which assets were taken subject to) that shall be treated as a “qualified liability” under Treas. Reg. § 1.707-5(a)(6), provided that no liability will be treated as a “qualified liability” if the Seller does not provide to the Purchaser in writing sufficient information to confirm the status of the liability as a “qualified liability,” and provided further that in the event the parties are unable to agree on such allocation, then any reasonable determination of the Purchaser will be binding on the parties), (iii) an exchange of such assets for partnership interests in DKL described in Section 721(a) of the Code to the extent the Membership Interests are treated as being transferred to DKL in exchange for the Closing Unit Consideration, and (iv) DKL (as the regarded owner of Purchaser for U.S. federal income tax purposes) shall be treated as the owner of the Adjustment Escrow Funds and Indemnity Escrow Funds until such funds (or a portion thereof) are paid to the Seller in accordance Section 2.04(g) or Section 9.07, as applicable, and all interest income with respect the Adjustment Escrow Funds and Indemnity Escrow Funds during such period shall be allocated for U.S. federal, and applicable state and local, income tax purposes to DKL (clauses (i) through (iv) together, the “Intended Tax Treatment”).

(b) The parties will cooperate to agree on a final allocation of the Closing Cash Amount and Closing Unit Consideration (with appropriate adjustments for U.S. federal (and applicable state and local) income tax purposes) among the Purchased Assets for U.S. federal, and applicable state and local, income Tax purposes in accordance with the methodology set forth in Exhibit E, the principles of Section 1060 of the Code, and the Treasury regulations promulgated thereunder (the “Final Allocation”). In furtherance of the foregoing:

(i) within one hundred and twenty (120) days following the determination of the Closing Cash Amount, the Seller shall deliver a draft allocation statement (the “Draft Allocation”) to the Purchaser for its review;

(ii) if the Purchaser reasonably disputes any items in the Draft Allocation, then no later than thirty (30) days after receipt thereof, the Purchaser shall deliver to the Seller a written statement setting forth the Purchaser’s reasonable objections in reasonably sufficient detail, indicating each disputed item or amount and the basis for the Purchaser’s disagreement therewith (an “Allocation Objection”), and the Purchaser and the Seller shall negotiate in good faith to resolve such objections and come to a common agreement on the Final Allocation;

(iii) if the Purchaser does not deliver an Allocation Objection within thirty (30) days after receipt of the Draft Allocation, the Draft Allocation shall be deemed to have been accepted by the Purchaser and agreed to by the parties, and shall become the Final Allocation; and

(iv) if the Purchaser timely delivers an Allocation Objection in accordance with Section 12.05(b)(ii), and the Purchaser and the Seller are unable to come to a mutual agreement on the Final Allocation within the fifteen (15) days following the Purchaser’s delivery of the Allocation Objection, then solely the matters that are the subject of the disagreement shall be submitted to a mutually agreed nationally recognized independent accounting firm, for resolution within fifteen (15) days of such submission in accordance with the methodology set forth in this Section 12.05(b) (including Exhibit E), which resolution shall be final, binding and non-appealable, and the Draft Allocation shall be revised to reflect such resolutions and become the Final Allocation. The reasonable fees, costs and expenses of the firm retained to resolve any dispute with respect to the Draft Allocation, if applicable, shall be borne one half by the Seller, on the one hand, and one half by the Purchaser, on the other hand.

(c) Except to the extent required to do so pursuant to a final determination as defined in Section 1313 of the Code (or a similar determination for U.S. state or local income tax law), each party shall (and shall cause its Affiliates to): (i) use commercially reasonable efforts to cooperate fully with the other party to facilitate a prompt determination of the Final Allocation; (ii) report consistently with the Intended Tax Treatment and Final Allocation in respect of all Tax Returns, including IRS Form 8594; (iii) not take any position on any Tax Return, or with respect to any Tax Proceeding, that is inconsistent with the Intended Tax Treatment or Final Allocation; and (iv) use commercially reasonable efforts to promptly notify the other parties of any Tax Proceeding (or inquiry by a Governmental Authority that could reasonably be anticipated to relate to a Tax Proceeding) relating to the Intended Tax Treatment or Final Allocation.

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions, or, prior to the Closing, any other announcement or communication (other than by the members of the Company Group or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company Group, shall be issued or made without the joint approval of the Purchaser and the Seller, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Seller shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the Transactions to its direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the Transactions to their respective investors and prospective investors in connection with their fundraising and reporting activities. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the Transactions.

13.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including with respect to Transaction Expenses), all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of the Transaction Documents and the consummation of the Transactions (a) by the Company Group shall be paid by the Seller or, prior to the Closing, by the Company Group, or (b) by the Purchaser Parties shall be paid by the Purchaser Parties.

13.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next-day delivery or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser Parties and, following the Closing, the Company:

Delek Logistics Partners, LP

310 Seven Springs Way Suite #500

Brentwood, Tennessee 37027

Attention: Mark Hobbs

E-mail: Mark.Hobbs@delekus.com

with a copy to:

Delek Logistics Partners, LP

310 Seven Springs Way Suite #500

Brentwood, Tennessee 37027

Attention: General Counsel

E-mail: legalnotice@delekus.com

and

Baker Botts L.L.P.

910 Louisiana Street, Suite 4010

Houston, Texas 77002

Attention: Erin Hopkins

Email: erin.hopkins@bakerbotts.com

Notices to the Seller, and prior to the Closing, the Company:

Gravity Water Holdings LLC

9821 Katy Freeway

Suite 700

Houston, Texas 77024

Attention: General Counsel, Kevin Trautner

Email: legal@gvty.com

with a copy to:

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, Texas 77002

Attention: W. Matthew Strock; Michael P. Marek

Email: mstrock@velaw.com; mmarek@velaw.com

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser Parties or the Company without the prior written consent of each of the other parties hereto.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties’ obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of Article IV, Article V and Article VI. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser Parties, the Company and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08 Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

13.09 Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Seller and the Company, on the one hand, and the Purchaser Parties, on the other hand. The Seller and the Company shall have the right, but not the obligation, to enforce any obligations of the Purchaser Parties under this Agreement for the benefit of the Seller and the Company. The Purchaser Parties shall have the right, but not the obligation, to enforce any obligations of the Seller and the Company under this Agreement for the benefit of the Purchaser Parties. Section 8.02 shall be enforceable by each D&O Indemnified Party and Other Indemnitor and his, her or its successors, assigns and representatives, Section 13.13 shall be enforceable by Vinson & Elkins L.L.P. (“V&E LLP”) and the releases in Section 11.02 and Section 13.14 shall be enforceable by each Non-Recourse Party. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (1) the parties to this Agreement, (2) for purposes of Section 8.02, each D&O Indemnified Party and Other Indemnitor and his, her or its successors, assigns and representatives, (3) for purposes of Section 13.13, V&E LLP and (4) for purposes of the releases in Section 11.02 and Section 13.14, each Non-Recourse Party.

13.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

13.11 GOVERNING LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION.

13.12 Venue; WAIVER OF JURY TRIAL.

(a) Except for disputes, controversies or claims arising under Section 2.04 (which will be resolved in accordance with the dispute resolution provisions set forth therein), claims seeking injunctive relief (for which the provisions of Section 10.04 will be applicable) or as otherwise explicitly set forth in an ancillary agreement entered into in connection herewith, jurisdiction and venue in any suit, action or proceeding (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, shall properly and exclusively lie in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (collectively, the “Chosen Courts”). No party hereto shall bring any such suit, action or proceeding in any jurisdiction, venue or other forum other than the Chosen Courts pursuant to the foregoing sentence (other than upon appeal). By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of the Chosen Courts for itself and in respect of its property with respect to such suit, action or proceeding. The parties hereto irrevocably agree that venue would be proper in each of the Chosen Courts, and hereby waive any objection that any such Chosen Court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each party hereby irrevocably consents to the service of process by registered mail or personal service.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

13.13 Legal Representation. Following consummation of the Transactions, the Company Group’s current and former legal counsel (including V&E LLP) (each, “Company Counsel”) may serve as counsel to the Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representation of any other Person (including the Seller and its Affiliates), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent the Seller and its Non-Recourse Parties shall be solely that of any such Company Counsel. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel’s representing of the Company

Group in any matter relating in any way to the Seller and its Affiliates or in connection with the Transactions (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, “Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Seller. For the avoidance of doubt, as to any Privileged Materials, the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Seller and its Affiliates shall have the right to assert any of the Privileges against the Company Group. The Purchaser further agrees that, on its own behalf and on behalf of its Subsidiaries (including, following the Closing, the Company Group), any Company Counsel’s retention by the Company Group shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Company Group shall cause each of its future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 13.13 and take any and all other steps necessary to effect the agreements in this Section 13.13.

13.14 Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, each party to this Agreement agrees on its own behalf and on behalf of its Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party.

13.15 Deliveries to the Purchaser Parties. Each of the Purchaser Parties agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser Parties or their respective representatives in connection with the Transactions or uploaded and made available online in the “Thunderball” data room maintained on Datasite Diligence by Piper Sandler & Co. on or before December 9, 2024 shall be deemed to have been delivered, provided or made available to the Purchaser Parties for all purposes hereunder.

13.16 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.17 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

13.18 Prevailing Party. Except as otherwise provided in Section 2.04, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or the Transactions, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement on the date first above written.

SELLER:

GRAVITY WATER HOLDINGS LLC

By:	/s/ Robert E. Rice
Name:	Robert E. Rice
Title:	President and Chief Executive Officer

COMPANY:

GRAVITY WATER INTERMEDIATE HOLDINGS LLC

By:	/s/ Robert E. Rice
Name:	Robert E. Rice
Title:	President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTION 7.09:

GRAVITY OILFIELD SERVICES LLC

By:	/s/ Robert E. Rice
Name:	Robert E. Rice
Title:	President and Chief Executive Officer

SOLELY FOR PURPOSES OF SECTION 8.06:

GRAVITY OILFIELD SERVICES INC.

By:	/s/ Robert E. Rice
Name:	Robert E. Rice
Title:	President and Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

PURCHASER:

DKL NEPTUNE RECYCLING, LLC

By:	/s/ Odely Sakazi
Name:	Odely Sakazi
Title:	Senior Vice President

By:	/s/ Mark Hobbs
Name:	Mark Hobbs
Title:	Executive Vice President, Corporate Development

Signature Page to Membership Interest Purchase Agreement

DKL:

DELEK LOGISTICS PARTNERS, LP

By: Delek Logistics GP, LLC
General Partner

By:	/s/ Reuven Spiegel
Name:	Reuven Spiegel
Title:	Executive Vice President and Chief Financial Officer